                                                                     Exhibit (b)

CLIFFORD CHANCE                                    LIMITED LIABILITY PARTNERSHIP
                                         ADVOCATEN BELASTINGADVISEURS SOLICITORS



                                                                  EXECUTION COPY





                                 VNU N.V.
                           AS ORIGINAL BORROWER


                                 VNU N.V.
                               AS GUARANTOR


                           MERRILL LYNCH INTERNATIONAL
                              AS ARRANGER AND AGENT



                                       AND



                                    THE BANKS


            ----------------------------------------------------

                                US$ 3,000,000,000

                       REVOLVING CREDIT FACILITY AGREEMENT
            ----------------------------------------------------

                                    CONTENTS



CLAUSE                                                                   PAGE



1.    DEFINITIONS AND INTERPRETATION.................................      1


2.    THE FACILITY...................................................     18


3.    ADDITIONAL BORROWERS...........................................     19


4.    UTILISATION OF THE FACILITY....................................     20


5.    PAYMENT AND CALCULATION OF INTEREST............................     23


6.    MARKET DISRUPTION AND ALTERNATIVE INTEREST RATES...............     23


7.    REPAYMENT......................................................     26


8.    CANCELLATION AND PREPAYMENT....................................     26


9.    TAXES..........................................................     30


10.   TAX RECEIPTS...................................................     31


11.   CHANGES IN CIRCUMSTANCES.......................................     32


12.   REPRESENTATIONS................................................     35


13.   FINANCIAL INFORMATION..........................................     43


14.   FINANCIAL CONDITION............................................     43


15.   COVENANTS......................................................     44


16.   EVENTS OF DEFAULT..............................................     52


17.   GUARANTEE AND INDEMNITY........................................     58


18.   DEFAULT INTEREST AND INDEMNITY.................................     61


19.   CURRENCY OF ACCOUNT AND PAYMENT................................     64


20.   PAYMENTS.......................................................     65


21.   SET-OFF........................................................     66


22.   SHARING........................................................     67

23.   FEES...........................................................     69


24.   COSTS AND EXPENSES.............................................     69


25.   THE AGENT, THE ARRANGER AND THE BANKS..........................     71


26.   ASSIGNMENTS AND TRANSFERS......................................     76


27.   CALCULATIONS AND EVIDENCE OF DEBT..............................     80


28.   REMEDIES AND WAIVERS, PARTIAL INVALIDITY.......................     81


29.   NOTICES........................................................     81


30.   AMENDMENTS.....................................................     82


31.   LAW AND JURISDICTION...........................................     84


SCHEDULE 1 THE BANKS.................................................     86


SCHEDULE 2...........................................................     87


PART A FORM OF BANK TRANSFER CERTIFICATE.............................     87


PART B FORM OF BORROWER TRANSFER CERTIFICATE.........................     90


SCHEDULE 3  CONDITION PRECEDENT DOCUMENTS............................     93


SCHEDULE 4  NOTICE OF DRAWDOWN.......................................     96


SCHEDULE 5  FORM OF ACCESSION AGREEMENT..............................     97


SCHEDULE 6  FORM OF DISPOSAL CERTIFICATE.............................    100


SCHEDULE 7  EXISTING FACILITIES......................................    101


SCHEDULE 8  CONSTABLE GROUP..........................................    102

THIS AGREEMENT is made on the 17th day of  December, 2000

BETWEEN

(1)   VNU N.V. as original borrower, (the "ORIGINAL BORROWER");

(2)   VNU N.V. (the "GUARANTOr");

(3) MERRILL LYNCH INTERNATIONAL as Arranger (the "ARRANGER") and as Agent (the "AGENT" ); and

(4)   THE BANKS as defined below.

NOW IT IS HEREBY AGREED as follows:

                                     PART 1
                         DEFINITIONS AND INTERPRETATION


1.    DEFINITIONS AND INTERPRETATION

1.1   DEFINITIONS
      In this Agreement the following terms have the meanings given to them in this Clause 1.1.

      "ACCESSION AGREEMENT" means an agreement substantially in the form set out in the Fifth Schedule (Form of Accession Agreement) between the Guarantor on behalf of the Borrowers, the Additional Borrower specified therein and the Agent.

      "ACQUISITION" means (a) the tender offer by the Purchaser to purchase all of the issued and outstanding Shares pursuant to the Merger Document, (b) the purchase of such Shares by the Purchaser and (c) the Merger.

      "ACQUISITION DATE" means the date upon which the Purchaser shall have accepted for payment pursuant to the Tender Offer, that number of Tendered Shares which satisfies the Minimum Condition.

      "ACQUISITION PROPOSAL" has the meaning given to it in the Merger Document.

      "ADDITIONAL BORROWER" means any subsidiary of the Guarantor which becomes a party to this Agreement pursuant to and in accordance with Clause 3 (Additional Borrowers).

      "ADVANCE" means, save as otherwise provided herein, an advance made or to be made by the Banks hereunder or, as the case may be, the outstanding amount thereof from time to time.

      "APPLICABLE MARGIN" means, if the Total Commitments are:

      (a)   equal to or greater than $2,250,000,000, 0.55% per annum;

      (b) less than $2,250,000,000 but equal to or greater than $1,250,000,000, 0.50% per annum; and

      (c)   less than $1,250,000,000, 0.45% per annum,

      provided that the Applicable Margin shall be increased by the percentage rate per annum set out in the table below as determined by reference to the Guarantor's Moody's Rating and S&P Rating set out in the table below:

      ---------------------------------------------------
                                     S&P Rating
                          -------------------------------
      Moody's             BBB+                       BBB
      Rating
      ---------------------------------------------------
        A3                 nil                       nil
      ---------------------------------------------------
       BAA1                nil                       0.05
      ---------------------------------------------------
       BAA2               0.15                       0.15
      ---------------------------------------------------


      "AVAILABLE COMMITMENT" means, in relation to a Bank at any time and save as otherwise provided herein, its Commitment at such time less the aggregate of its portions of the Dollar Amounts of the Advances which are then outstanding Provided that such amount shall not be less than zero.

      "AVAILABLE FACILITY" means, at any time, the aggregate amount of the Available Commitments at such time.

      "AVAILABLE SUB-LIMIT" means, at any time, the lesser of:

      (a) the Sub-limit at such time less the aggregate of the Dollar Amounts of all Non-Target Acquisition Advances which are then outstanding; and

      (b)   the Available Facility at such time.

      "BANK" means any financial institution:

      (a)   named in the First Schedule (The Banks); or

      (b) which has become a party hereto in accordance with the provisions of Clause 26.4 (Assignments by Banks) or Clause 26.5 (Transfers by Banks)

      and which has not ceased to be a party hereto in accordance with the terms hereof.

      "BANK TRANSFER CERTIFICATE" means a certificate substantially in the form set out in Part A of the Second Schedule (Form of Bank Transfer Certificate) signed by a Bank and a Transferee Bank whereby:

      (a) such Bank seeks to procure the transfer to such Transferee Bank of all or a part of such Bank's rights, benefits and obligations hereunder as contemplated in and subject to Clause 26.3 (Assignments and Transfers by Banks); and

      (b) such Transferee Bank undertakes to perform the obligations it will assume as a result of delivery of such certificate to the Agent as is contemplated in and subject to Clause 26.5 (Transfers by Banks).

      "BANK TRANSFER DATE" means, in relation to any Bank Transfer Certificate, the date for the making of the transfer as specified in the schedule to such Bank Transfer Certificate.

      "BASLE PAPER" means the paper entitled "International Convergence of Capital Measurement and Capital Standards" dated July 1988 and prepared by the Basle Committee on Banking Regulations and Supervision, as amended in November 1991.

      "BORROWERS" means the Original Borrower and each Additional Borrower and "BORROWER" means any of them.

      "BORROWER TRANSFER CERTIFICATE" means a certificate substantially in the form set out in Part B of the Second Schedule (Form of Borrower Transfer Certificate) signed by a Borrower and a Transferee Borrower whereby:

      (a) such Borrower seeks to procure the transfer to such Transferee Borrower of all or a part of such Borrower's rights, benefits and obligations in respect of an Advance made to it hereunder as contemplated in and subject to Clause 26.10 (Transfers of Advances by Borrowers); and

      (b) such Transferee Borrower undertakes to perform the obligations it will assume as a result of delivery of such certificate to the Agent as is contemplated in and subject to Clause 26.10 (Transfers of Advances by Borrowers).

      "CAPITAL ADEQUACY REQUIREMENT" means a request or requirement of any central bank or other fiscal, monetary or other authority relating to the maintenance of capital, including one which makes any change to, or is based on any alteration in, the official application of the Basle Paper or which increases the amounts of capital required thereunder, other than a request or requirement made by way of implementation of the Basle Paper in the manner in which it is being implemented at the date hereof.

      "CERTIFICATE OF MERGER" has the meaning given to it in Section 2.03 of the Merger Document.

      "CLEAN-UP PERIOD" means the period commencing on the date of this Agreement and ending on the date which is 60 days after the Acquisition Date.

      "CODE" means the United States Internal Revenue Code of 1986, as amended.

      "COMMITMENT" means, in relation to a Bank at any time and save as otherwise provided herein, the amount set opposite its name in the First Schedule (The Banks).

      "CONDITIONS TO THE OFFER" means the Conditions to the Offer as set out in Exhibit A of the Merger Document (in its executed form dated 17 December,
      2000).

      "CONFIDENTIALITY AGREEMENT" has the meaning given to it in Section 6.02(a) of the Merger Document.

      "CONSTABLE GROUP" means the persons listed in Schedule 8 (Constable
      Group).

      "DISCLOSURE LETTER" means the letter dated on or before the date hereof from the Guarantor to the Arranger in relation to certain potential claims and certain circumstances under certain bilateral credit and other facilities as more particularly described therein.

      "DISPOSAL PROCEEDS EXCESS" has the meaning given to it in Clause 8.5 (Mandatory Prepayment from Disposals).

      "DOLLAR AMOUNT" means:

      (a) in relation to any Advance, its Original Dollar Amount as reduced by the proportion (if any) of such Advance which has been repaid; and

      (b)   in relation to the Loan, the aggregate of the Dollar
            Amounts of the outstanding Advances.

      "EMIN GROUP" means each of LC Malmberg B.V., Uitgeverij Van In N.V. and each of their respective subsidiaries.

      "EFFECTIVE BORROWER TRANSFER DATE" means, in relation to any Borrower Transfer Certificate, the date for the making of the transfer as specified in the schedule to such Borrower Transfer Certificate.

      "EMPLOYEE PLAN" shall mean an "employee pension benefit plan" as defined in Section 3(2) of ERISA, other than a Multiemployer Plan, which is maintained for, or under which contributions are made on behalf of, employees of any US Subsidiary or any ERISA Affiliate;

      "EMU" means Economic and Monetary Union as contemplated in the Treaty on European Union.

      "EMU LEGISLATION" means legislative measures of the European Union for the introduction of, changeover to or operation of the euro in one or more member states, being in part legislative measures to implement the third stage of EMU.

      "ENVIRONMENT" means:

      (a)   land including any natural or man-made structures;

      (b) water including ground waters and waters in drains and sewers;

      (c) air including air within buildings and other natural or man-made structures above or below ground.

      "ENVIRONMENTAL CLAIM" means any claim, proceedings or investigation by any person pursuant to any Environmental Laws.

      "ENVIRONMENTAL LAWS" means all and any applicable laws, including common law, statute and subordinate legislation, European Community Regulations and Directives and judgments and decisions, laws and regulations including those of the United States of America and any state or locality therein, including notices, orders and circulars, of any court or authority competent to make such judgment or decision, compliance with which is mandatory for any member of the VNU Group in any jurisdiction with regard to:

      (a)   the pollution or protection of the Environment:

      (b) harm to the health of humans, animals or plants including laws relating to public and workers' health and safety;

      (c) emissions, discharges or releases into the Environment of chemicals or any other pollutants or contaminants or industrial, radioactive, dangerous, toxic or hazardous substances or wastes (whether in solid, semi-solid, liquid or gaseous form and including noise and genetically-modified organisms; or

      (d) the manufacture, processing, use, treatment, storage, distribution, disposal, transport or handling of the substances or wastes described in (c) above.

      "ENVIRONMENTAL PERMITS" means all and any permits, licences, consents, approvals, certificates, qualifications, specifications, registrations and other authorisations including any conditions which attach to any of the foregoing and the filing of all notifications, reports and assessments required under Environmental Laws for the operation of any business or for the sale, use, ownership, leasing, or operation of any real property.

      "EQUITY-LINKED SECURITIES" includes any issue of debt securities, warrants or options convertible or exchangeable into share capital of any description.

      "ERISA" means the United States Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.

      "ERISA AFFILIATE" shall mean any person that for the purposes of Title I and Title IV of ERISA and Section 412 of the Code is a member of any member of any US Subsidiary's controlled group, or under common control with any US Subsidiary, within the meaning of Section 414 (b) and (c) of the Code and the regulations promulgated and rulings issued thereunder.

      "ERISA EVENT" shall mean (i) (A) any reportable event, as defined in
      Section 4043(c) of ERISA with respect to an Employee Plan, as to which PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA shall be a reportable event for the purposes of this sub-paragraph (i) regardless of the issuance of any waivers in accordance with Section 412(d) of the Code); or
      (B) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of an Employee Plan and an event described in paragraph (9), (10), (11), (12) or
      (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Employee Plan within the following 30 days; (ii) the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Employee Plan or the termination of any Employee Plan under Section 4042 of ERISA; (iii) the failure to make a required contribution to any Employee Plan that would result in the imposition of a lien under Section 412(n) of the Code or Section 302 (f) of ERISA; and (iv) an engagement in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA.

      "ESCROW ACCOUNTS" means the accounts to be opened by the Agent in the name of the Guarantor and/or any other Borrower with the Agent from which amounts may be drawn only for the purposes referred to in Clause 8.5 (Mandatory Prepayment from Disposals) bearing interest at the rate from time to time offered by the Agent to prime customers on deposit accounts for deposits of a similar size.

      "ESCROW ACCOUNT AGREEMENT" means each agreement entered or to be entered into by the Guarantor and/or any other Borrower in relation to an Escrow Account and payments to be made therefrom.

      "EURIBOR" means, in relation to any amount to be advanced to, or owing by, an Obligor hereunder in euro on which interest for a given period is to accrue:

      (a) the percentage rate per annum equal to the offered quotation which appears on the page of the Telerate Screen which displays an average rate of the Banking Federation of the European Union for the euro (being currently page 248) for such period at or about 11.00 a.m. (Brussels time) on the Quotation Date for such period, or if such page or such service is not or shall cease to be available or relevant, such other page or such other service for the purpose of displaying an average rate of the Banking Federation of the European Union as the Agent, after consultation with the Banks and the Guarantor, shall select; or

      (b) if no such quotation for the euro for the relevant period is displayed and the Agent has not selected an alternative service on which a quotation is displayed, the arithmetic mean (rounded upwards to four decimal places) of the rates (as notified to the Agent) at which each of the Reference Banks was offering to prime banks in the European interbank market deposits in the euro of an equivalent amount or euros for such amount and for such period at or about 11.00 a.m. (Brussels time) on the Quotation Date for such period.

      "EVENT OF DEFAULT" means any circumstances described as such in Clause 16 (Events of Default).

      "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder).

      "EXCLUDED AMOUNT" means, in relation to any disposal, any Net Disposal Proceeds which the recipient thereof is not lawfully able to pay to the relevant Borrower or the Guarantor for the purposes of Clause 8.5 (Mandatory Prepayment from Disposals) (having made all reasonable efforts to overcome such unlawfulness and to make such payment) and in respect of which the Guarantor has delivered to the Agent a copy of written advice to the Guarantor from reputable legal counsel confirming that such payment to the relevant Borrower or the Guarantor would not be lawful in any material respect, such copy to be certified as a true copy and warranted, so far as the Guarantor is aware, as not omitting any other advice received by any member of the Group as to such lawfulness which would render such first-mentioned advice untrue or misleading in any material respect.

      "EXISTING FACILITY" means any facility entered into prior to the date hereof which is listed in Schedule 7 (Existing Facilities).

      "FACILITY" means the revolving credit facility granted to the Borrowers in this Agreement.

      "FACILITY OFFICE" means:

      (a) in relation to the Agent, the office identified with its signature below or such other office as it may from time to time select; and

      (b) in relation to any Bank, the office identified with its signature below (or, in the case of a Transferee, at the end of the Bank Transfer Certificate to which it is a party as Transferee).

      "FINAL MATURITY DATE" means the day which is 364 days after the date hereof.

      "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

      "INDEBTEDNESS" means any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

      "INITIAL PERIOD" means the period commencing on the date hereof and ending on the date upon which the Total Commitments are less than or equal to $1,250,000,000.

      "INSTRUCTING GROUP" means:

      (a) whilst no Advances are outstanding hereunder, a Bank or group of Banks whose Commitments amount (or, if each Bank's Commitment has been reduced to zero, did immediately before such reduction to zero, amount) in aggregate to more than 66 2/3 per cent. of the Total Commitments; and

      (b) whilst at least one Advance is outstanding hereunder, a Bank or group of Banks to whom in aggregate more than 66 2/3 per cent. of the Dollar Amount of the Loan is owed.

      "IRS" means the United States Internal Revenue Service.

      "LETTER OF TRANSMITTAL" means the form of letter of transmittal filed as an exhibit to the Schedule TO which may be amended from time to time in accordance with the terms hereof.

      "LIBOR" means, in relation to any amount owed by an Obligor hereunder in dollars on which interest for a given period is to accrue:

      (a) the rate per annum determined by the Agent to be equal to the arithmetic mean (rounded upwards, if not already such a multiple, to the nearest whole multiple of one thousandth of one per cent.) of the offered quotations which appear on page 3740 or if applicable 3750 of the Telerate Service designated for the display of London Interbank Offered Rates for dollars (or, if such page or such service shall cease to be available, such other page or such other service, as the case may be, for the purpose of displaying London Interbank Offered Rates for dollars as the Agent, in consultation with the Banks and the Borrowers, shall select) for such period at or about
            11.00 a.m. (London time) on the Quotation Date for such period; or

      (b) if less than two offered quotations for dollars and the relevant period are displayed on the relevant page of the Telerate Service and the Agent has not selected in consultation with the Borrowers an alternative service on which two or more such quotations are displayed, the rate per annum determined by the Agent to be the arithmetic mean (rounded upwards, if not already such a multiple, to the nearest whole multiple of one thousandth of one per cent.) of the rates (as notified to the Agent (who shall notify the same to the Guarantor)) at which each of the Reference Banks was offering to prime banks in the London Interbank Market deposits in dollars of such amount and for such period at or about 11.00 a.m. (London time) on the Quotation Date for such period.

      "LOAN" means the aggregate principal amount for the time being outstanding hereunder.

      "MARGIN STOCK" has the meaning assigned that term in Regulation U of the Board of Governors of the Federal Reserve System of the United States (or any successor) as in effect from time to time.

      "MERGER" means the merger to take place between Purchaser and Target after the date hereof as contemplated by and pursuant to the terms of the Merger Document.

      "MERGER DOCUMENT" means the agreement and plan of merger dated 17 December 2000 and entered into between the Purchaser, Parent and Target.

      "MERGER DOCUMENT GUARANTEE" means the guarantee entered or to be entered into by VNU N.V. in respect, inter alia, of the obligations of the Parent and the Purchaser under the Merger Document.

      "MINIMUM CONDITION" has the meaning given to it in Section 1.01(c) of the Merger Document.

      "MOODY'S" means Moody's Investors Service, Inc..

      "MOODY'S RATING" means, at any time, the lowest of all ratings most recently announced at such time by Moody's which is assigned to any class of long-term senior, unsecured liability in respect of securities issued or guaranteed by the Guarantor, as to which no letter of credit, guaranty or third party credit support is in place, regardless of whether all or any part of such liability has been issued at the time such rating was issued (ignoring, for this purpose, any indication by Moody's of any negative, stable or positive outlook).

      "MULTIEMPLOYER PLAN" means a "multiemployer plan" (as such term is defined in Section 4001(a)(3) of ERISA).

      "NET DISPOSAL PROCEEDS" means the cash proceeds (including any amount received in repayment of intercompany debt) of any disposal of any asset or revenue of any member of the VNU Group after deducting:

      (a) reasonable out of pocket expenses incurred by any member of the VNU Group due to such disposal;

      (b)   VAT paid or payable by the seller due to such disposal;
            and

(b) any tax incurred and required to be paid by the seller in connection with such disposal (as reasonably determined by the seller, acting in good faith, on the basis of existing rates and taking account of any available credit, deduction or allowance).

      "NON-TARGET ACQUISITION ADVANCE" means an Advance made for the purposes set out in Clause 2.2.2 and each Advance made for the purpose of refinancing (in whole or in part) a maturing Advance originally made either for such purpose or for refinancing an Advance made for such purpose.

      "NOTICE OF DRAWDOWN" means a notice substantially in the form set out in the Fourth Schedule (Notice of Drawdown).

      "NOTICE OF GUARANTEED DELIVERY" means the form of notice of guaranteed delivery listed as an exhibit to Schedule TO.

      "OBLIGORS" means each of the Borrowers and the Guarantor and "OBLIGOR" means any of them.

      "OFFER TO PURCHASE" means the document to be filed as an exhibit to the Schedule TO by the Parent and the Purchaser with the SEC in connection with, and detailing the terms of, the Tender Offer.

      "ORIGINAL FINANCIAL STATEMENTS" means in relation to the Guarantor, its audited consolidated financial statements for its financial year ended 31 December, 1999.

      "ORIGINAL DOLLAR AMOUNT" means, in relation to an Advance, the amount thereof requested in the Notice of Drawdown relating thereto (as the same may be reduced pursuant to Clause 4.5 (Reduction of Available Commitment) or, if such Advance is not denominated in dollars, the equivalent of such amount (as the same may be so reduced) in euros, calculated as at the date of such Notice of Drawdown.

      "PARENT" means VNU N.V.

      "PBGC" means the United States Pension Benefit Guaranty Corporation or any successor thereto under ERISA.

      "PERMITTED ENCUMBRANCE" means:

      (a) a lien arising by operation of law in the ordinary course of business and securing amounts which are not more than 90 days overdue; or

      (b) an encumbrance in existence on the date of the signing of this Agreement, or thereafter arising under the General Terms and Conditions ("Algemene Bankvoorwaarden") or the equivalent in any jurisdiction of banking or financial institutions (other than under any provision which allows for such banking or financial institutions to call for security to be provided in terms set out in or substantially equivalent to those set out in Article 20 of the General Terms and Conditions applicable to Dutch banks) or arising out of interest set-off agreements (so called "rentecompensatie-overeenkomsten") or agreements having substantially the same effect; or

      (c) an encumbrance on any asset securing Specified Indebtedness incurred for the purpose of financing the acquisition of such asset (provided the amount secured thereby is not subsequently increased); or

      (d) an encumbrance existing on any asset prior to the acquisition of such asset (through shares or through assets) and not created in contemplation of such event (provided the amount secured thereby is not subsequently increased); or

      (e) an encumbrance arising out of the refinancing or extension of the maturity of Specified Indebtedness (in an amount no greater than the amount of such Specified Indebtedness prior to the relevant refinancing or extension) where the relevant encumbrance is of the same type and secures the same (and no other) asset as that secured by another encumbrance permitted by the above; or

      (f) an encumbrance not otherwise permitted by the above securing Specified Indebtedness in an aggregate amount not exceeding NLG 300,000,000 (provided, however, that the limit of NLG 300,000,000 shall be increased by NLG 25,000,000 for each and every NLG 500,000,000 by which the annual consolidated net revenues of the VNU Group for its financial year ended 31 December, 2000 exceed NLG 4,500,000,000 as evidenced by the Guarantor's annual audited consolidated financial statements for its financial year ended 31 December, 2000).

      "POTENTIAL EVENT OF DEFAULT" means any event which could reasonably be expected to become (with the passage of time or the giving of notice or upon any of the Obligors becoming aware of the same or any combination thereof) an Event of Default.

      "PROPORTION" means, in relation to a Bank:

      (a) whilst no Advances are outstanding hereunder, the proportion borne by its Commitment to the Total Commitments (or, if the Total Commitments are then zero, by its Commitment to the Total Commitments immediately prior to their reduction to zero); or

      (b) whilst at least one Advance is outstanding hereunder, the proportion borne by its share of the Dollar Amount of the Loan to the Dollar Amount of the Loan.

      "PURCHASER" means the party expressed to be party to the Merger Document as "Purchaser".

      "QUOTATION DATE" means, in relation to any period for which an interest rate is to be determined hereunder, the day on which quotations would ordinarily be given by prime banks in:

      (a) the London Interbank Market (in the case of any interest rate to be determined by reference to LIBOR); or

      (b) the European Interbank Market (in the case of any interest rate to be determined by reference to EURIBOR)

      for deposits in the currency in relation to which such rate is to be determined for delivery on the first day of that period Provided that, if, for any such period, quotations would ordinarily be given on more than one date, the Quotation Date for that period shall be the last of those dates.

      "REFERENCE BANKS" means, for the purposes of determining any interest rate pursuant to the definition of LIBOR, the principal London offices of ABN AMRO Bank N.V., Citibank, N.A. and Deutsche Bank AG or, for the purposes of determining any interest rate pursuant to the definition of EURIBOR, the principal Brussels offices of ABN AMRO Bank N.V., Citibank, N.A. and Deutsche Bank AG or, in either case, such other banks as may be appointed as such by the Agent in consultation with the Guarantor.

      "REGULATIONS" mean any regulations of the Board of Governors of the Federal Reserve System of the United States from time to time in force.

      "REPAYMENT DATE" means, in relation to any Advance, the last day of the Term thereof.

      "ROLLOVER ADVANCE" means an Advance which is used to refinance a maturing Advance or Advances and which is in the same amount and the same currency as such maturing Advance or Advances and is to be drawn on the day such maturing Advance or Advances is (or are) to be repaid.

      "SCHEDULE TO" means the Schedule TO relating to the Tender Offer filed or to be filed by the Parent and the Purchaser with the SEC pursuant to
      Section 14(d)(1) of the Exchange Act together with all amendments and supplements thereto.

      "SEC" means the United States Securities and Exchange Commission.

      "SHARES" has the meaning given to it in the Merger Document.

      "S&P" means Standard & Poor's Rating Group, a division of McGraw Hill, Inc., a New York corporation.

      "S&P RATING" means, at any time, the lowest of all ratings most recently announced at such time by S&P which is assigned to any class of long-term senior, unsecured liability in respect of securities issued or guaranteed by the Guarantor, as to which no letter of credit, guaranty or third party credit support is in place, regardless of whether all or any part of such liability has been issued at the time such rating was issued (ignoring, for this purpose, any indication by S&P of any negative, stable or positive outlook).

      "SPECIFIED INDEBTEDNESS" means:

      (a) any Indebtedness for borrowed monies owing to a bank or other financial institution or any subsidiary of a bank or other financial institution and any Indebtedness for borrowed monies represented by any bonds, notes, debentures or other securities;

      (b) any amount raised by acceptance under any acceptance credit facility or any amount raised pursuant to any issue of shares which are expressed to be redeemable prior to the Final Maturity Date;

      (c) the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with generally accepted accounting principles in the relevant jurisdiction, be treated as a finance or capital lease;

      (d) the amount of any liability in respect of any advance or deferred purchase agreement if the primary reason for entering into such agreement is to raise finance;

      (e) the amount of any receivables sold or discounted (other than on a non-recourse basis);

      (f) Indebtedness under any agreement or option to re-acquire an asset previously owned by a member of the VNU Group if the primary reason for entering into such agreement or option is to raise finance;

      (g) for the purpose of Clause 12.1.14 (Encumbrances), Clause 12.1.15 (No Obligation to Create Security), Clause 15.6 (Negative Pledge) and Clause 16.5 (Cross Default and Rescheduling), Indebtedness under any interest rate or currency swap, forward foreign exchange transaction, cap, floor, collar or option transaction or similar derivative or treasury transaction (and for this purpose the amount of the "Specified Indebtedness" in relation thereto shall be calculated by reference to the mark-to-market valuation of the relevant transaction at the relevant time);

      (h) any amount raised under any other transaction (including any forward sale or purchase agreement but excluding any Indebtedness of the type referred to in paragraph (g) above) having the commercial effect of a borrowing; and

      (i) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above other than any Indebtedness falling within any of paragraphs (a) to (i) above owed by one member of the VNU Group to another member of the VNU Group in which the Guarantor has, directly or indirectly, an equity share at least equal to the equity share which it holds, directly or indirectly, in such first-mentioned member of the VNU Group.

      "SUB-LIMIT" means, at any time, the lesser of (a) $ 300,000,000 and (b) the Total Commitments at such time.

      "SYNDICATION DATE" means the day notified by the Arranger to the Guarantor as the day on which primary syndication of the Facility is completed which shall in any event be not earlier than 45 days and not later than 60 days after the date hereof or the date of public announcement of the Tender Offer, whichever is the later.

      "TARGET" means ACNielsen Corporation, a corporation organised and existing under the laws of the State of Delaware.

      "TARGET ACQUISITION ADVANCE" means an Advance made for the purposes set out in Clause 2.2.1 and each Advance made for the purpose of refinancing (in whole or in part) a maturing Advance originally made either for such purpose or for refinancing an Advance made for such purpose.

      "TARGET GROUP" means Target and its subsidiaries for the time being.

      "TENDER OFFER" means the tender offer made or to be made by the Purchaser for the Shares contained in or incorporated by reference in Schedule TO on the terms referred to in the Merger Document (in the form of the draft dated 17 December 2000).

      "TENDER OFFER DOCUMENTS" means the Schedule TO including the form of Merger Document, the Offer to Purchase, the form of Letter of Transmittal and the form of the Notice of Guaranteed Delivery set forth in the Exhibits thereto.

      "TENDERED SHARES" means the Shares which are tendered pursuant to the Tender Offer and not withdrawn.

      "TERM" means, save as otherwise provided herein, in relation to any Advance, the period for which such Advance is borrowed as specified in the Notice of Drawdown relating thereto.

      "TOTAL COMMITMENTS" means the aggregate for the time being of the Banks' Commitments.

      "TRANSACTION DOCUMENTS" means the Merger Document, the Certificate of Merger, the Merger Document Guarantee, the Tender Offer Documents in each case as amended, novated, supplemented or modified from time to time.

      "TRANSACTIONS" shall mean the execution, delivery and performance by each Obligor, the Parent and the Purchaser of each of this Agreement and the Transaction Documents to which it is a party, the borrowings hereunder, the satisfaction of the conditions to such borrowings, the completion of the Tender Offer and the purchase of the Tendered Shares pursuant thereto, and the Merger, and the other transactions contemplated by any thereof.

      "TRANSFEREE BANK " means a bank or other financial institution to which a Bank seeks to transfer all or part of such Bank's rights, benefits and obligations hereunder.

      "TRANSFEREE BORROWER" means a Borrower to which any other Borrower seeks to transfer all or part of such Borrower's rights, benefits and obligations in relation to any Advance made to it hereunder.

      "TREATY ON EUROPEAN UNION" means the Treaty of Rome of 25 March 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht of 7 February 1992 and came into force on 1 November 1993).

      "UNITED STATES" and "US" means the United States of America (including the District of Columbia), its territories, possessions and other areas subject to the jurisdiction of the United States of America.

      "US SUBSIDIARY" means (a) the Target and (b) any subsidiary of the Target or the Guarantor which is incorporated under the laws of the US or any state thereof.

      "VNU GROUP" means, at any time, the Guarantor and each of its subsidiaries at such time which are or would be (if consolidated accounts of the Guarantor were to be prepared at such time) consolidated with the Guarantor in the consolidated accounts of the Guarantor in accordance with accounting principles generally accepted in The Netherlands and including, on and following the date of the first Advance, the Target Group.

1.2   INTERPRETATION

      Any reference in this Agreement to:

      the "AGENT" or any "BANK" shall be construed so as to include its and any subsequent successors, Transferees and assigns in accordance with their respective interests;

      "THIS AGREEMENT" and "HEREUNDER" shall, where the context so permits, include a reference to each Escrow Account Agreement;

      "ASSETS" of any person includes a reference to such person's properties and revenues of whatever nature;

      a "BUSINESS DAY" shall be construed as a reference to a day (other than a Saturday or Sunday) on which (i) banks generally are open for business in London and Amsterdam and (ii) if such reference relates to:

      (a) a date for the payment or purchase of any sum denominated in, rate fixing in (or any other matter relating to) dollars, banks generally are open for business in New York; or

      (b) a date for the payment or purchase of any sum denominated in, rate fixing in (or any other matter relating to) euros, a day on which the Trans-European Automated-Real Time Gross Settlement Express Transfer System (TARGET) is operating;

      a "DISPOSAL" includes any sale, lease, assignment, transfer or other disposal and "dispose of" shall be construed accordingly;

      an "ENCUMBRANCE" means a mortgage, charge, pledge, lien or other encumbrance securing any obligation of any person, or any other type of preferential arrangement (including title transfer and retention arrangements) having a similar (economic) effect;

      the "EQUIVALENT" on any given date in one currency (the "first currency") of an amount denominated in another currency (the "second currency") is a reference to the amount of the first currency which could be purchased with the amount of the second currency at the spot rate of exchange quoted by the Agent at or about 11.00 a.m. (Amsterdam time) on such date for the purchase of the first currency with the second currency;

      a "HOLDING COMPANY" of a company or corporation shall be construed as a reference to any company or corporation of which the first-mentioned company or corporation is a subsidiary;

      a "LAW" shall be construed as any law (including common or customary law), statute, constitution, decree, judgment, treaty, regulation, directive, bye-law, order or any other legislative measure of any government, supranational, local government, statutory or regulatory body or court;

      a "MEMBER STATE" shall be construed as a member state of the European Union;

      a "MONTH" is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next succeeding calendar month save that, where any such period would otherwise end on a day which is not a business day, it shall end on the next succeeding business day, unless that day falls in the calendar month succeeding that in which it would otherwise have ended, in which case it shall end on the immediately preceding business day Provided that, if a period starts on the last business day in a calendar month or if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last business day in that later month (and references to "MONTHS" shall be construed accordingly);

      a "PERSON" shall be construed as a reference to any person, firm, company, corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing;

      the "RELEVANT INTERBANK MARKET" is a reference to:

      (a)   in relation to the euro, the European interbank market; or

      (b)   in relation to dollars, the London interbank market;

      the "RELEVANT INTERBANK RATE" is a reference to:

      (a)   in relation to the euro, EURIBOR; or

      (b)   in relation to dollars, LIBOR;

      a "SUBSIDIARY" of a company or corporation shall be construed as a reference to any company or corporation:

      (a) which is controlled, directly or indirectly, by the first-mentioned company or corporation; or

      (b) more than half the issued share capital of which is beneficially owned, directly or indirectly, by the first-mentioned company or corporation; or

      (c) which is a subsidiary of another subsidiary of the first-mentioned company or corporation and, for these purposes, a company or corporation shall be treated as being controlled by another if that other company or corporation is empowered to independently manage that company's business and to nominate the majority of that company's board of directors which have ultimate control over the management of the company (or equivalent body);

      "TAX" shall be construed so as to include any tax, levy, impost, duty or other charge of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

      "VAT" shall be construed as a reference to value added tax including any similar tax which may be imposed in place thereof from time to time;

      the "WINDING-UP", "DISSOLUTION" or "ADMINISTRATION" of a company or corporation shall be construed so as to include any equivalent or analogous proceedings under the law of the jurisdiction in which such company or corporation is incorporated or any jurisdiction which may from time to time be applicable including liquidation, winding-up, dissolution, bankruptcy, administration, scheme of arrangement with creditors and moratorium on payments; and

      a time of day is a reference to London time unless otherwise stated.

1.3   CURRENCY SYMBOLS
      "EUROS" denotes the single currency of the European Union as constituted by the Treaty on European Union and as referred to in EMU legislation, "NLG" denotes the national currency unit of the euro as used in The Netherlands and "$" and "dollars" denotes lawful currency of the United States.

1.4   STATUTES
      Any reference in this Agreement to a statute shall be construed as a reference to such statute as the same may have been, or may from time to time be, amended or re-enacted.

1.5   HEADINGS
      Clause, Part and Schedule headings are for ease of reference only.

1.6   THIRD PARTY RIGHTS
      A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

                                     PART 2
                                  THE FACILITY


2.    THE FACILITY

2.1   GRANT OF THE FACILITY
      The Banks (in accordance with their respective Commitments) grant to the Borrowers, upon the terms and subject to the conditions hereof, a revolving credit facility in an aggregate amount of $3,000,000,000 or its equivalent from time to time in euros.

2.2   PURPOSE AND APPLICATION
      The Facility is intended:

2.2.1 to finance the Acquisition and all payments in connection therewith, including, without limitation, all fees and expenses, and the refinancing of certain Indebtedness of the Target Group; and

2.2.2 to finance the acquisition by any member of the Group of shares in, or the assets or revenues of, any other person PROVIDED THAT (without prejudice to the terms of Clause 4 (Utilisation of the Facility)) the aggregate principal amount drawn hereunder for the purposes of financing each such acquisition shall not at any time exceed the Sub-limit.

      Accordingly, each of the Borrowers shall apply all amounts raised by it hereunder in satisfaction of such purposes. None of the Agent, the Arranger and the Banks shall be obliged to concern themselves with such application.

2.3   CONDITION PRECEDENT DOCUMENTS
2.3.1 Save as the Banks may otherwise agree, no Borrower may deliver any Notice of Drawdown hereunder unless the Agent has confirmed to the Borrowers (which in the case of any documents, it shall do reasonably promptly on receipt) that all of the documents and each of the other conditions precedent listed in Part 1 and (in the case of a Notice of Drawdown in respect of a Target Acquisition Advance) Part 2 of the Third Schedule (Condition Precedent Documents) have been received or met (as appropriate) in each case in form and substance satisfactory to the Agent (acting reasonably) PROVIDED THAT in the case of the Tender Offer Documents (other than the Merger Document), the Agent shall be entitled to satisfy itself only in respect of whether or not it substantially reflects the terms of the Tender Offer and the Merger as set out in the Merger Document, subject to such amendments and waivers thereto or thereunder as may be made or granted as permitted hereunder. The Agent shall, when it notifies the Borrowers in accordance with the preceding sentence, copy such notice to each of the Banks.

2.4   BANKS' OBLIGATIONS SEVERAL
      The obligations of each Bank hereunder are several and the failure by a Bank to perform its obligations hereunder shall not affect the obligations of any Obligor towards any other party hereto nor shall any other party be liable for the failure by such Bank to perform its obligations hereunder. The amounts outstanding at any time hereunder from any Obligor to any of the parties hereto shall, subject as otherwise provided herein, be a separate and independent debt and each such party shall, subject to the terms of this Agreement, be entitled to protect and enforce its individual rights arising out of this Agreement independently of any other party and it shall not be necessary for any party hereto to be joined as an additional party in any proceedings for this purpose.


3.    ADDITIONAL BORROWERS

3.1   DELIVERY OF ACCESSION AGREEMENTS
      The Guarantor may, subject to this Clause 3.1 and provided that no Event of Default or Potential Event of Default has occurred which is continuing, designate any of its subsidiaries which is incorporated in an OECD country or any other country approved by all the Banks to be an Additional Borrower for the purposes of this Agreement by delivering to the Agent an Accession Agreement duly executed by the Guarantor and such subsidiary together with each of the condition precedent documents referred to therein.

3.2   ACCESSION OF ADDITIONAL BORROWERS PARTY TO THIS AGREEMENT

      Upon receipt by the Agent of an Accession Agreement in the form specified in Clause 3.1 (Delivery of Accession Agreements) and subject to the receipt by the Agent of each of the condition precedent documents referred to therein in form and substance satisfactory to the Agent (acting reasonably) and the satisfaction of any other conditions as may be agreed upon in writing between the Agent and the Guarantor, the Additional Borrower expressed to be a party to such Accession Agreement shall become a party to this Agreement as an Additional Borrower and any references herein to an "ADDITIONAL BORROWER", a "BORROWER" or an "OBLIGOR" shall be construed accordingly. The Guarantor may, at any time that no Advances are outstanding to a particular Borrower and such Borrower owes no other amounts hereunder, designate by notice in writing to the Agent that such Borrower shall cease to be a Borrower hereunder and any references herein to an "ADDITIONAL BORROWER", a "BORROWER" or an "OBLIGOR" shall be construed accordingly.

3.3   AGENT'S AUTHORITY

      Each of the Arranger and the Banks irrevocably authorises the Agent to execute any Accession Agreement on its behalf. The Agent shall promptly notify each of the Banks of the execution by it of any Accession Agreement.

3.4   ORIGINAL BORROWER'S AUTHORITY
      Each of the Obligors (other then the Guarantor) irrevocably authorises the Guarantor to designate any of its subsidiaries as an Additional Borrower pursuant to Clause 3.1 (Delivery of Accession Agreements) and irrevocably authorises the Guarantor to execute on its behalf any Accession Agreement in relation thereto.

4.    UTILISATION OF THE FACILITY

4.1   DELIVERY OF NOTICE OF DRAWDOWN
      A Borrower may from time to time request the making of an Advance under the Facility by the delivery to the Agent, by no later than 11.00 a.m. (CET time) on the third business day before the proposed date for the making of such Advance or, in the case of the first Target Acquisition Advance hereunder (but provided that such Advance is denominated in dollars), no later than 11.00 a.m. (CET time) on the business day before the proposed date for the making of such Advance, of a duly completed Notice of Drawdown therefor.

4.2   DRAWDOWN DETAILS
      Each Notice of Drawdown delivered to the Agent pursuant to Clause 4.1 (Delivery of Notice of Drawdown) shall be irrevocable and shall specify:

4.2.1 the proposed date for the making of the Advance requested, which shall be a business day falling one business day or more before the Final Maturity Date and which shall be at least one business day after the date upon which the previous Advance (if any) was made hereunder Provided that more than one Advance may be made on the same business day if each such Advance is to be denominated in a different currency;

4.2.2 the currency of denomination of the Advance requested, which shall be dollars or euros;

4.2.3 the amount of the Advance requested, which shall be a minimum amount of $10,000,000 and an integral multiple of $10,000,000 (or, if the Advance is to be denominated in euros, Euros 10,000,000) and the Original Dollar Amount of which shall not exceed (in the case of a Target Acquisition Advance) the Available Facility or (in the case of a Non-Target Acquisition Advance) the Available Sub-limit adjusted, in any such case, to take account of:

      (a) any reduction, if any, requested by a Borrower pursuant to Clause 8.1 (Cancellation) or 8.4 (Repayment of a Bank's Share of the Loan) or otherwise in accordance with Clause, 8.5 (Mandatory Prepayment from Disposals) , 8.6 (Mandatory Prepayment from Proceeds of Share Issues), 8.7 (Mandatory Prepayment from Issue of Debt), 11.3 (Illegality) or 16.18 (Acceleration and Cancellation) in the Commitment of a Bank scheduled to be made prior to the proposed date for the making of the proposed Advance; and

      (b) the Dollar Amounts of any Advances which are scheduled to be made or repaid on or before the date of drawdown of the proposed Advance;

4.2.4 the proposed Term of the Advance requested, which shall be a period of one, two, three or six months ending on or before the Final Maturity Date or, prior to the Syndication Date, a period of 7, 14 or 21 days or 1 month (or such longer period as the Agent may permit) provided that if the Syndication Date has been notified by the Arranger to the Guarantor the Term of any Advance which would otherwise end in the 7 days preceding or would otherwise extend beyond the Syndication Date, shall be of such duration that it shall end on the Syndication Date;

4.2.5 whether the Advance requested is a Target Acquisition Advance or a Non-Target Acquisition Advance; and

4.2.6 the account to which the proceeds of the proposed drawdown are to be paid.



4.3   DRAWDOWN CONDITIONS
      If a Borrower requests an Advance in accordance with the preceding provisions of this Clause 4 and, on the proposed date for the making of such Advance:

      (a)   neither of the events mentioned in Clauses 6.1.1 and 6.1.2 of Clause
            6.1 (Market Disruption) shall have occurred (unless the circumstances which gave rise to such event or events are no longer continuing);

      (b) the Original Dollar Amount of such Advance does not exceed (in the case of a Target Acquisition Advance) the Available Facility or (in the case of a Non-Target Acquisition Advance) the Available Sub-limit adjusted, in any such case, in accordance with Clause
            4.2.3 (a) and (b);

      (c) there would not, immediately after the making of such Advance, be more than eight Advances outstanding;

      (d) (save in the case of a Rollover Advance) no Event of Default or Potential Event of Default has occurred which has not been remedied and the representations repeated pursuant to Clause 12.2 (Repetition) are true on and as of the proposed date for the making of such Advance; and

      (e) (in the case of any Target Acquisition Advance to be drawn down on or before the date on which the Tendered Shares satisfying the Minimum Condition are paid for) the board of directors of the Target shall not have withdrawn its approval or recommendation of the Tender Offer, the Merger Document or the Merger or shall have recommended or approved an alternative Acquisition Proposal made by a person other than the Parent or another member of the VNU Group then, save as otherwise provided herein, such Advance will be made in accordance with the provisions hereof provided that no Target Acquisition Advance shall be made hereunder for the purpose of refinancing any Indebtedness of any member of the Target Group until the Purchaser shall have accepted for payment, paid for and acquired Tendered Shares satisfying the Minimum Condition.

4.4   EACH BANK'S PARTICIPATION

      Each Bank will participate through its Facility Office in each Advance made pursuant to this Clause 4 in the proportion borne by its Available Commitment to the Available Facility immediately prior to the making of that Advance.

4.5   REDUCTION OF AVAILABLE COMMITMENT
      If a Bank's Commitment is reduced in accordance with Clause 8.1 (Cancellation) or 8.4 (Repayment of Bank's Share of the Loan) or otherwise in accordance with Clause 11.3 (Illegality) or 16.18 (Acceleration and Cancellation) after the Agent has received the Notice of Drawdown for an Advance and such reduction was not taken into account pursuant to Clause
      4.2.3 (a) of Clause 4.2 (Drawdown Details), then both the Original Dollar Amount and the amount of that Advance shall be reduced accordingly.

                                     PART 3
                                    INTEREST


5.    PAYMENT AND CALCULATION OF INTEREST

5.1   PAYMENT OF INTEREST
      On the Repayment Date relating to each Advance the relevant Borrower shall pay accrued interest on that Advance.

5.2   INTEREST ON ADVANCES
      The rate of interest applicable to an Advance from time to time during its Term shall be the rate per annum which is the sum of the Applicable Margin and LIBOR or (in the case of an Advance denominated in euros) EURIBOR on the Quotation Date therefor provided that, if the Notice of Drawdown for any Advance is received after 11.00 a.m. (CET time) on the third business day prior to the proposed date of such Advance, the rate of interest applicable to each Bank's portion of such an Advance from time to time during its Term shall be the rate per annum which is the sum of the Applicable Margin at such time and the rate per annum notified to the Agent by such Bank before the last day of such Term to be that which expresses as a percentage rate per annum the cost to such Bank of funding from whatever sources it may reasonably select (with a view to minimising such cost so far as is reasonably practicable in the circumstances) its portion of such Advance during such Term.


6.    MARKET DISRUPTION AND ALTERNATIVE INTEREST RATES

6.1   MARKET DISRUPTION
      If, in relation to any Advance:

6.1.1 the relevant interbank rate is to be calculated in accordance with paragraph (b) of the definition thereof in Clause 1.1 (Definitions) or the interest rate applicable to an Advance during the Term relating thereto falls to be determined in accordance with Clause 6.2 (Inability to Fund) and the Agent determines that at or about the relevant time specified in paragraph (b) of the definition of LIBOR or EURIBOR (as the case may be) or Clause 6.2 (Inability to Fund), as the case may be, on the Quotation Date for such Term no more than one of the relevant Reference Banks was offering to prime banks in the relevant Interbank Market deposits for the proposed duration of such Term in the currency in which such Advance is to be denominated; or

6.1.2 before the close of business in London (or, in the case of an Advance requested to be denominated in euros, Brussels) on the Quotation Date for such Advance, the Agent has been notified by a Bank or each of a group of Banks to whom in aggregate more than fifty per cent. of the aggregate amount of such Advance is (or, in the case of an undrawn Advance, if such Advance were then made, would be) owed that the rate at which such deposits were being so offered does not accurately reflect the cost to it of obtaining such deposits, then, notwithstanding the provisions of Clause 5 (Payment and Calculation of Interest):



      (a) if paragraph (a) above applies, the duration of that Term shall be one month or, if less, such that it shall end on the Final Maturity Date; and

      (b) if either paragraph (a) or (b) above applies, the rate of interest applicable to each Bank's portion of such Advance from time to time during such Term shall be the rate per annum which is the sum of the Applicable Margin at such time and the rate per annum notified to the Agent by such Bank before the last day of such Term to be that which expresses as a percentage rate per annum the cost to such Bank of funding from whatever sources it may reasonably select (with a view to minimising such cost so far as is reasonably practicable in the circumstances) its portion of such Advance during such Term.

6.2   INABILITY TO FUND
      If, as a result of any event or circumstance giving rise to an event referred to in Clauses 6.1.1 and 6.1.2 of Clause 6.1 (Market Disruption), any Bank is unable to fund its portion of an Advance during the Term relating thereto in the currency of such Advance, such Bank shall notify the Agent by no later than 11.30 a.m. (London time) on the Quotation Date for such Advance, the Agent shall promptly notify the relevant Borrower and the Guarantor and the Guarantor may, by no later than 1.00 p.m. (London time) on the Quotation Date for the relevant Term, select that such Advance be denominated in another currency (being either dollars or euros which in either case is freely available for the funding of such Advance during such Term) during such Term. The rate of interest applicable to such Advance during such Term shall be the sum of the Applicable Margin at such time and the rate per annum determined by the Agent to be the arithmetic mean (rounded upwards, if not already such a multiple, to the nearest whole multiple of one thousandth of one per cent.) of the rates (as notified to the Agent (who shall notify the same to the Guarantor)) at which each of the relevant Reference Banks was offering to prime banks in the relevant Interbank Market deposits in the currency of such Advance and for such Term at or about 2.00 p.m. (Amsterdam time) on the Quotation Date for such period and the provisions of Clause 18.5.3 of Clause 18.5 (Borrower's Indemnity) shall apply. Otherwise, such Advance shall be made or shall continue to remain outstanding in the currency determined in accordance with Clause 4 (Utilisation of the Facility) and Clause 18.5.4 of Clause 18.5 (Borrower's Indemnity) shall apply.

6.3   SUBSTITUTE BASIS
      If (i) either of those events mentioned at Clauses 6.1.1 and 6.1.2 of Clause 6.1 (Market Disruption) occurs in relation to an Advance and the Term relating thereto or (ii) by reason of circumstances affecting the London Interbank Market during any period of three consecutive business days none of the relevant Reference Banks offers deposits in dollars to prime banks in the London Interbank Market, then:

6.3.1 the Agent shall notify the relevant Borrower, the Guarantor and the Banks of such event;

6.3.2 within five days of such notification the Agent and the Guarantor shall enter into negotiations with a view to agreeing a substitute basis (1) for determining the rates of interest from time to time applicable to the Advances and/or (2) upon which the Advances may be maintained (whether in dollars or some other currency) thereafter and any such substitute basis that is agreed shall take effect in accordance with its terms and be binding on each party hereto Provided that the Agent may not agree any such substitute basis without the prior consent of each Bank.

                                     PART 4
                           REPAYMENT AND CANCELLATION


7.    REPAYMENT

7.1   REPAYMENT
      Each Borrower shall repay each Advance made to it in full on the Repayment Date relating thereto.

7.2   NO OTHER REPAYMENTS
      No Borrower shall repay all or any part of any Advance outstanding hereunder except at the times and in the manner expressly provided herein.


8.    CANCELLATION AND PREPAYMENT

8.1   CANCELLATION
      The Guarantor may, by giving to the Agent not less than ten business days' prior written notice to that effect, cancel the whole or any part (but if in part in a minimum amount of $50,000,000 and an integral multiple of $10,000,000) of the Total Commitments. Any such cancellation shall reduce the Commitment of each Bank rateably.

8.2   VOLUNTARY PREPAYMENT
      A Borrower may, subject to Clause 18.4 (Broken Periods), by giving to the Agent not less than ten business days' prior written notice to that effect, prepay the whole or any part (but if in part in an amount such that the Dollar Amount of such Advance is reduced by a minimum amount of $50,000,000 and an integral multiple of $10,000,000) of any Advance together with interest accrued thereon Provided that no Borrower may reborrow any amount repaid under this Clause 8.2 and an amount of the Total Commitments equal to any amount so prepaid shall, upon such prepayment, be cancelled.

8.3   NOTICE OF CANCELLATION AND PREPAYMENT
      Any notice of cancellation or prepayment given by a Borrower pursuant to Clause 8.1 (Cancellation) or Clause 8.2 (Voluntary Prepayment) shall be irrevocable and shall specify the date upon which such cancellation or prepayment is to be made and the amount of such cancellation or prepayment.

8.4   REPAYMENT OF A BANK'S SHARE OF THE LOAN
      If any Bank claims indemnification from an Obligor under Clause 9.2 (Tax Indemnity) or Clause 11.1 (Increased Costs) or an Obligor is required to make a payment to a Bank under Clause 9.1 (Tax Gross-up) or Clause 11.3 (Illegality), the Guarantor may within thirty days thereafter and by not less than ten business days' prior notice to the Agent (which notice shall be irrevocable), cancel such Bank's Commitment whereupon such Bank shall cease to be obliged to participate in further Advances and its Commitment shall be reduced to zero.

8.5   MANDATORY PREPAYMENT FROM DISPOSALS
8.5.1 The Guarantor shall procure that any Net Disposal Proceeds arising at any time as a result of the disposal (other than a disposal permitted under Clause 15.7.5), if any, of:

      (a)   any member of the Constable Group or the Emin Group; or

      (b) any of the assets or revenues of any member of the Constable Group or the Emin Group (other than, in the case of any member of the Constable Group or the Emin Group, assets or revenues which do not form part of the publishing operations of the Constable Group or the Emin Group), any member of the Target Group or any member of the VNU Group are applied in accordance with Clause 8.5.3 PROVIDED THAT this Clause
      8.5.1 shall apply in relation to any asset or revenue of any member of the VNU Group if the disposal thereof was required by any relevant authority (including any authority concerned with anti-competitive practices) in connection with the Acquisition.

8.5.2 The Guarantor shall procure that any Net Disposal Proceeds arising prior to the expiry of the Initial Period as a result of the disposal of any asset or revenue of any member of the VNU Group referred to in paragraph
      15.7.8 of Clause 15.7 (Disposals), are applied in accordance with Clause
      8.5.3 PROVIDED THAT:

      (a) this Clause 8.5.2 shall apply to Net Disposal Proceeds only to the extent that such Net Disposal Proceeds (or the equivalent in dollars of such Net Disposal Proceeds), when aggregated with the Net Disposal Proceeds (or the equivalent thereof in dollars of such Net Disposal Proceeds) of all other disposals to which this Clause
            8.5.2 applies and which are made after the date hereof, are greater than $250,000,000 (a "DISPOSALS PROCEEDS EXCESS"); and

      (b) in determining whether or not the Initial Period has ended at the time at which any Net Disposal Proceeds arise, no account shall be taken of any cancellation of the Total Commitments pursuant to Clause 8.5.3(b) as a result of receipt by any member of the VNU Group of such Net Disposal Proceeds until the relevant amounts are applied in accordance with Clause 8.5.3.

8.5.3 The Guarantor shall procure that an amount equal to any Net Disposal Proceeds referred to in Clause 8.5.1 and any Disposal Proceeds Excess referred to in Clause 8.5.2 other than, in any such case, any Excluded Amounts (or, if such Net Disposal Proceeds or Disposal Proceeds Excess is not denominated in dollars, its equivalent in dollars) is, within 5 business days of receipt of the relevant Net Disposal Proceeds by any member of the VNU Group (or, if 31 December 2000 falls prior to the end of such 5 business day period, on 31 December 2000), either:

      (a) paid into one of the Escrow Accounts (such that the amount thereafter standing to the credit of such Escrow
            Account is matched so far as possible by an Advance or Advances made in the currency of such Escrow Account and to the Obligor in whose name such Escrow Account shall have been opened) for application by the Agent in repayment of Advances (whether or not at that time any Advances have actually been made) on the last day of their respective Terms, or on such earlier date as the relevant Advance becomes payable under Clause 16.18 (Acceleration and Cancellation) or (unless the date of receipt of the relevant Net Disposal Proceeds falls after 31 December 2000 or no Advance is outstanding on 31 December 2000) on 31 December 2000, whichever occurs first; or

      (b)   applied in immediate prepayment of Advances

      PROVIDED THAT:

            (i) the Guarantor shall not be permitted to exercise the option set out in (a) above if an Event of Default or Potential Event of Default (which, in the case of a Potential Event of Default, has been advised by the Agent as a Potential Event of Default) has occurred which is continuing; and

            (ii) upon receipt of the relevant Net Disposal Proceeds an amount of the Total Commitments equal to the amount of such Net Disposal Proceeds (in the case of 8.5.1) or Disposals Proceeds Excess (in the case of 8.5.2), or its equivalent in dollars, shall be immediately cancelled (which cancellation will not, for the avoidance of doubt, in itself cause an immediate prepayment of the Loan) PROVIDED FURTHER that:

                  (1) if, at the time of receipt of such Net Disposal Proceeds the Total Commitments are $300,000,000 or less, no such cancellation shall take place; and

                  (2) if, at the time of receipt of such Net Disposal Proceeds the Total Commitments are greater than $300,000,000 the amount of the Total Commitments which shall be cancelled shall be no greater than the amount by which the Total Commitments at such time exceed $300,000,000.

8.6   MANDATORY PREPAYMENT FROM PROCEEDS OF SHARE ISSUES

      The Guarantor shall procure that the cash proceeds (after deducting fees and expenses) of the issue within the Initial Period of any share capital or Equity-linked Securities (if any) of the Guarantor (other than an Excluded Issue) are applied forthwith in accordance with paragraph 8.5.3 of Clause 8.5 (Mandatory Prepayment from Disposals) as if such proceeds were a Disposal Proceeds Excess to which such paragraph 8.5.3 would apply and an amount of the Total Commitments equal to such proceeds (or its equivalent in dollars) shall, subject to the further proviso to Clause 8.5.3(ii), be immediately cancelled (which cancellation will not, for the avoidance of doubt, in itself cause an immediate prepayment of the Loan). For the purposes of this

      Clause 8.6, Excluded Issue means the issue of any share capital or any Equity-linked Securities by the Guarantor:

8.6.1 under any supervisory or executive directors' or employees' share incentive schemes of the VNU Group; or

8.6.2 to any person as consideration for the acquisition by any member of the Group of any assets or shares from such person (or a subsidiary of such person) where the cash proceeds from such issue are immediately applied upon receipt in payment as consideration for such acquisition.

8.7   MANDATORY PREPAYMENT FROM ISSUE OF DEBT

      The Guarantor shall procure that if there arises any excess Specified Indebtedness of the VNU Group as referred to in the proviso to Clause
      15.15 (Specified Indebtedness) an amount equal to such excess (or its equivalent in dollars) shall forthwith be applied in accordance with paragraph 8.5.3 of Clause 8.5 (Mandatory Prepayment from Disposals) as if such amount were a Disposal Proceeds Excess to which such paragraph 8.5.3 would apply and an amount of the Total Commitments equal to such amount (or its equivalent in dollars) shall, subject to the further proviso to Clause 8.5.3(ii), be immediately cancelled (which cancellation will not, for the avoidance of doubt, in itself cause an immediate prepayment of the
      Loan).

8.8   TRANSFER OF ADVANCES
      If:

8.8.1 any Bank claims indemnification from an Obligor under Clause 9.2 (Tax Indemnity) or Clause 11.1 (Increased Costs) or an Obligor is required to make a payment to a Bank under Clause 9.1 (Tax Gross-Up) and the amount such Obligor would be required to pay could be avoided or reduced by transferring the relevant Advance or Advances to another Borrower; or

8.8.2 Clause 11.3 (Illegality) applies in relation to a Bank and the illegality could be avoided by transferring the relevant Advance or Advances to another Borrower; or

8.8.3 Clause 16.10 (Loss of Legal Status) applies in relation to a Borrower; or

8.8.4 any Borrower (other than the Guarantor) ceases to be a subsidiary of the Guarantor; or

8.8.5 Clause 16.15 (Illegality) applies (or would apply with the passage of time) in relation to a Borrower and the applicability of such Clause could be avoided by transferring the relevant Advance or Advances to another Borrower, then the relevant Borrower may transfer in accordance with Clause 26.10 (Transfers of Advances by Borrowers) all or any Advances drawn by it (or previously transferred to it in accordance with Clause 26.10 (Transfers of Advances by Borrowers)) to another Borrower to which none of Clauses 8.8.1 to 8.8.5 above applies.

                                     PART 5
                                 RISK ALLOCATION


9.    TAXES

9.1   TAX GROSS-UP
      All payments to be made by any of the Obligors to a Bank or the Agent hereunder shall be made free and clear of and without deduction for or on account of tax unless such Obligor is required to make such a payment subject to the deduction or withholding of tax, in which case the sum payable by such Obligor in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of the required deduction or withholding, such Bank or the Agent receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made.

9.2   TAX INDEMNITY
      Without prejudice to the provisions of Clause 9.1 (Tax Gross-up), if any Bank or the Agent on its behalf is required to make any payment on account of tax (not being a tax imposed on and calculated by reference to the net income paid to and received by either of its Facility Offices by the jurisdiction in which it is incorporated or in which such Facility Office is located) or otherwise on or in relation to any sum received or receivable hereunder by such Bank or Agent on its behalf or calculated by reference to the amount of such Bank's share of the Advances (including any sum received or receivable under this Clause 9) or any liability in respect of any such payment is asserted, imposed, levied or assessed against such Bank or Agent on its behalf, the relevant Obligor shall, upon demand of the Agent, promptly indemnify such Bank or the Agent against such payment or liability, together with any interest, penalties, costs and expenses payable or incurred in connection therewith.

9.3   CLAIMS BY BANKS
      A Bank intending to make a claim pursuant to Clause 9.2 (Tax Indemnity) shall notify the Agent of the event by reason of which it is entitled to do so, whereupon the Agent shall notify the Guarantor thereof Provided that nothing herein shall require such Bank to disclose any confidential information relating to the organisation of its affairs.

9.4   EXCEPTIONS TO TAX GROSS-UP AND TAX INDEMNITY

      No additional amounts shall be payable to a Bank or the Agent under Clauses 9.1 (Tax Gross-up) or 9.2 (Tax Indemnity) in respect of any payment from an Obligor if the Bank or Agent to whom the relevant payment is to be made has failed or is unable to provide promptly on request information, documents and other evidence concerning its nationality, residence or identity or to duly make and deliver any form, claim, declaration or other similar document or satisfy any information, reporting or other requirement which is required or imposed by a statute, treaty, regulation or administrative practice of a taxing jurisdiction as a pre-condition to exemption from all or part of any taxes unless such failure or inability results from the failure of the relevant Obligor to comply with its obligations under the relevant statute, treaty or regulation.

9.5   TAX CREDITS
      If any Obligor pays any additional amount under Clauses 9.1 (Tax Gross-Up) or 9.2 (Tax Indemnity) (a "TAX PAYMENT") and any Bank or the Agent obtains a refund of, reduction of, or remission for tax, or credit against tax by reason of that Tax Payment (a "TAX CREDIT"), and such Bank or the Agent is able to identify the Tax Credit as being attributable to the Tax Payment, then such Bank or the Agent shall promptly after receipt thereof reimburse to the relevant Obligor such amount as the Bank or the Agent shall reasonably determine to be the proportion of the Tax Credit as will leave the Bank or the Agent (after that reimbursement) in no better or worse position than it would have been if the Tax Payment has not been required. The Bank or the Agent shall have an absolute discretion as to the extent, order and manner in which it claims any Tax Credit. None of the Banks and the Agent shall be obliged to disclose any information regarding its tax affairs or computations to any Obligor and any certificates by a Bank or the Agent of the amount of any Tax Credit obtained by it shall, in the absence of manifest error, be conclusive evidence of the amount thereof.


10.   TAX RECEIPTS

10.1  NOTIFICATION OF REQUIREMENT TO DEDUCT TAX
      If, at any time, any of the Obligors is required by law to make any deduction or withholding from any sum payable by it hereunder (or if thereafter there is any change in the rates at which or the manner in which such deductions or withholdings are calculated), such Obligor shall promptly notify the Agent.

10.2  EVIDENCE OF PAYMENT OF TAX
      If any of the Obligors makes any payment hereunder in respect of which it is required to make any deduction or withholding, it shall pay the full amount required to be deducted or withheld to the relevant taxation or other authority within the time allowed for such payment under applicable law and shall deliver to the Agent for each Bank, within thirty days after it has made such payment to the applicable authority, an original receipt (or a certified copy thereof) issued by such authority evidencing the payment to such authority of all amounts so required to be deducted or withheld in respect of that Bank's share of such payment or such other document evidencing the same as the respective Bank or Agent to whom such payment is to be made, shall reasonably agree as satisfactory for the purpose of this Clause 10.2.

10.3  BANKS' REPRESENTATION
      Each of the Banks hereby represents on the date hereof (or, if later, the date upon which it becomes a party to this Agreement) and on each date upon which it changes its Facility Office, that all payments received or receivable by it hereunder from a Borrower (either directly or via the Agent) may be made without deduction or withholding on account of tax.

11.      CHANGES IN CIRCUMSTANCES

11.1     INCREASED COSTS
         If, by reason of (i) any change occurring after the date hereof in law or in its official application and/or (ii) compliance with any Capital Adequacy Requirement or any other request from or requirement of any central bank or other fiscal, monetary or other authority which have the supervision of the relevant banks who must observe or who are accustomed to observing such requests or requirements and which is made or occurs after the date hereof:

11.1.1 a Bank or any holding company of such Bank is unable to obtain the rate of return on its overall capital which it would have been able to obtain but for such Bank's entering into or assuming or maintaining a commitment or performing its obligations (including its obligation to participate in the making of Advances) under this Agreement;

11.1.2 a Bank or any holding company of such Bank incurs a cost as a result of such Bank's entering into or maintaining a commitment or performing its obligations (including its obligation to participate in the making of Advances) under this Agreement;

11.1.3 there is any increase in the cost to a Bank or any holding company of such Bank of funding or maintaining all or any of the loans comprised in a class of loans specified by the relevant authority formed by or including such Bank's share of the Advances; or

11.1.4 a Bank or any holding company of such Bank becomes liable to make any payment on account of tax or otherwise (not being a tax imposed on and calculated by reference to the net income paid to and received by either of such Bank's Facility Offices by the jurisdiction in which it is incorporated or in which such Facility Office is located) on or calculated by reference to the amount of such Bank's share of the Advances and/or to any sum received or receivable by it hereunder;

         then each Borrower shall, from time to time within 20 business days of demand of the Agent, pay to the Agent for the account of that Bank amounts sufficient to put that Bank or its holding company (as the case may be) in no better or worse position than before the relevant change, Capital Adequacy Requirement, request or other requirement resulting in
         (1) such reduction in the rate of return on capital, (2) such cost, (3) such increased cost (or such proportion of such increased cost as is, in the opinion of that Bank, attributable to its participating in the funding or maintaining of Advances), or (4) such liability and PROVIDED THAT where such reduction in the rate of return on capital, cost, increased cost (or proportion thereof) or liability involves the relevant Bank in making a payment, no Borrower shall be obliged to make any payment in respect thereof under this Clause 11.1 until the Bank has made the relevant payment.

11.2     INCREASED COSTS CLAIMS
         A Bank intending to make a claim pursuant to Clause 11.1 (Increased Costs) shall notify the Agent in writing of the event (together with reasonable details and evidence of the relevant circumstances) by reason of which it is entitled to do so, whereupon the Agent shall notify each of the Borrowers in writing thereof Provided that nothing herein shall require such Bank to disclose any confidential information relating to the organisation of its affairs. Notwithstanding the provisions of Clause 11.1 (Increased Costs), no Bank shall be entitled to make any claim under Clause 11.1 (Increased Costs):

11.2.1 in respect of any reduction in such rate of return, cost, increased cost (or such proportion thereof) or liability as is referred to in Clause 11.1 (Increased Costs) to the extent that the same is compensated for by the operation of Clause 9.2 (Tax Indemnity);

11.2.2 in respect of any reduction in such rate of return, cost, increased cost (or such proportion thereof) or liability resulting from any change in the taxation or rate of taxation on the overall net income or gross turnover of a Bank imposed in the jurisdiction in which such Bank's principal office is for the time being located or on the net income or gross turnover of a Bank's Facility Office imposed in the jurisdiction in which that Facility Office is located;

11.2.3 resulting from a failure by that Bank to comply with any request from or requirement of any central bank or other fiscal, monetary or other authority (whether or not having the force of law); or

11.2.4 in respect of any reduction in such rate of return, cost, increased cost (or such proportion thereof) or liability for which (and to the extent that) that Bank has received compensation in respect thereof.

11.3     ILLEGALITY
         If, at any time, it is unlawful for a Bank to make, fund or allow to remain outstanding all or part of its share of the Advances made or to be made to any Borrower, then that Bank shall, promptly after becoming aware of the same, deliver to the Guarantor through the Agent a note to that effect (together with evidence of the relevant unlawfulness) and (subject to Clause 11.4 (Mitigation)):

11.3.1 such Bank shall not thereafter be obliged to participate in the making of any Advances to the relevant Borrower or Borrowers;

11.3.2 if the unlawfulness relates to its Commitment, either such Borrower or Borrowers shall cease to be a Borrower hereunder (if there are no Advances owing by such Borrower or Borrowers and no other amounts owing by such Borrower or Borrowers hereunder) and, if the relevant Borrower is the Guarantor the amount of its Commitment shall be immediately reduced to zero; and

11.3.3 if the Agent on behalf of such Bank so requires, each respective Borrower shall on such date as the Agent shall have specified (being no earlier than the last day of any applicable grace period which the relevant law permits) repay such Bank's share of any outstanding Advances made to such Borrower together with accrued interest thereon and all other amounts owing to such Bank hereunder, without prejudice to Clause 8.4 (Repayment of a Bank's Share of the Loan).

11.4     MITIGATION
         If circumstances are such that an Obligor is required to make a payment or a Bank intends to claim indemnification from an Obligor under Clause
         9.1 (Tax Gross-up), Clause 9.2 (Tax Indemnity), Clause 11.1 (Increased Costs) or Clause 11.3 (Illegality) applies such Bank shall negotiate in good faith with the Agent and the Obligors and use all reasonable endeavours to take such steps as are reasonably open to it to mitigate or remove those circumstances (including a change in its Facility Office or the transfer of its rights, benefits and obligations hereunder to another financial institution acceptable to the Obligors and willing to participate in the Facility) with a view to mitigating the effect of such circumstances on the Obligors Provided that nothing in this Clause 11.4 (Mitigation) shall oblige any Bank to take any steps which it considers may have an adverse effect on its business, operations or financial condition nor shall such Bank be required to disclose any information relating thereto which it considers to be confidential.

                                     PART 6
                REPRESENTATIONS, COVENANTS AND EVENTS OF DEFAULT


12.      REPRESENTATIONS

12.1     OBLIGORS' REPRESENTATIONS
         VNU N.V. in its capacity as Borrower and Guarantor (on the date of this Agreement) and each Additional Borrower (on the date on which it becomes a party to this Agreement) respectively makes the representations and warranties set out below (in relation only to itself, in the case of any Obligor other than VNU N.V.) and acknowledges that the Agent, the Arranger and the Banks have entered into this Agreement in reliance on those representations and warranties.

12.1.1   STATUS AND DUE AUTHORISATION
         (i) It is a corporation duly organised under the laws of its jurisdiction of incorporation with power to sue and be sued in its own name, to carry on the business it carries on from time to time and to enter into this Agreement and to exercise its rights and perform its obligations hereunder and (ii) all corporate and other action required to authorise its execution of this Agreement and its performance of its obligations hereunder has been duly taken.

12.1.2   CLAIMS PARI PASSU
         Under the laws of its jurisdiction of incorporation in force at the date hereof (or, in relation to any Additional Borrower, at the date on which it becomes a party to this Agreement), the claims of each of the Agent, the Arranger and the Banks against it under this Agreement will rank pari passu with the monetary claims of all its other unsecured and unsubordinated creditors save those whose claims are preferred solely by any bankruptcy, insolvency, liquidation or other similar laws of general application or otherwise by mandatory law.

12.1.3   GOVERNING LAW AND JUDGMENTS
         In any proceedings taken in its jurisdiction of incorporation in relation to this Agreement, the choice of English law as the governing law of this Agreement and any judgment obtained in England will be recognised and enforced on the basis of and subject to the limitations imposed by the 1980 Rome Convention on the Law Applicable to Contractual Obligations and by the Convention on Jurisdiction and the Enforcement of Judgements in Civil and Commercial matters of 27 September 1968 (as amended) and the rules and regulations promulgated pursuant thereto.

12.1.4   VALIDITY AND ADMISSIBILITY IN EVIDENCE
         All acts, conditions and things required to be done, fulfilled and performed in order (a) to enable it lawfully to enter into, exercise its rights under and perform and comply with the obligations expressed to be assumed by it in this Agreement, (b) to ensure that the obligations expressed to be assumed by it in this Agreement are legal, valid and binding and (c) to make this Agreement admissible in evidence in its jurisdiction of incorporation have been done, fulfilled and performed.

12.1.5   NO FILING OR STAMP TAXES
         Under the laws of its jurisdiction of incorporation in force at the date hereof (or, in relation to any Additional Borrower, at the date on which it becomes a party to this Agreement), it is not necessary that this Agreement be filed, recorded or enrolled with any court or other authority in such jurisdiction or that any stamp, registration or similar tax be paid on or in relation to this Agreement.

12.1.6   NO WINDING-UP
         No Obligor nor any member or members of the VNU Group the aggregate net revenues of which, consolidated if applicable, represent more than 10% of the consolidated net revenues of the VNU Group has or have taken any corporate action nor have any other steps been taken or legal proceedings been started or (to the best of the its knowledge and belief) threatened against such Obligor or such member or members of the VNU Group for its or their winding-up, dissolution or administration or for the appointment of a liquidator, receiver, administrator, administrative receiver or similar officer of it or them or of any or all of its or their assets or revenues.

12.1.7   NO MATERIAL DEFAULTS
         To the best of its knowledge and belief and save as specified in the Disclosure Letter, no member of the VNU Group is in breach of or in default under any agreement to which it is a party or which is binding on it or any of its assets to an extent or in a manner which could reasonably be expected to have a material adverse effect on the financial condition of the VNU Group taken as a whole and the ability of VNU N.V. (as Borrower and/or Guarantor, as appropriate) to perform or comply with its payment obligations under this Agreement.

12.1.8   BINDING OBLIGATIONS
         The obligations expressed to be assumed by it in this Agreement are legal and valid obligations binding on it in accordance with the terms hereof save as the same may be affected by any bankruptcy, insolvency, liquidation or other similar laws of general application or laws relating to the protection of creditors' rights.

12.1.9   NO MATERIAL PROCEEDINGS
         Save as disclosed in the Disclosure Letter, no litigation, arbitration or proceeding is taking place, pending, or to its knowledge threatened against any member of the VNU Group or any of the assets of any member of the VNU Group which could reasonably be expected to have a material adverse effect on the financial condition of the VNU Group taken as a whole and the ability of VNU N.V. (as Borrower and/or Guarantor, as appropriate) to perform its payment obligations under this Agreement.

12.1.10  ORIGINAL FINANCIAL STATEMENTS
         In relation to the Guarantor, its Original Financial Statements were prepared in accordance with accounting principles generally accepted in The Netherlands and consistently applied and give (in conjunction with the notes thereto) a true and fair view of its financial condition or, as the case may be, the financial condition of the VNU Group at the date as of which they were prepared and its results or, as the case may be, the results of the VNU Group's operations during the financial year then ended.

12.1.11  NO MATERIAL ADVERSE CHANGE
         Save as may have been disclosed pursuant to any public announcement, since publication of the Original Financial Statements, there has been no material adverse change in the financial condition of the VNU Group taken as a whole which could reasonably be expected to result in the consolidated net earnings of the VNU Group being less than zero in respect of 2000.

12.1.12  FULL DISCLOSURE
         All of the written information (other than information referred to in Clause 12.1.20) supplied by the Guarantor as at the date of this Agreement to the Agent in connection herewith is true, complete and accurate in all material respects and as at the date of this Agreement no material information has not been disclosed, the omission of which makes any written information provided materially misleading.

12.1.13  NEW INFORMATION
         All written information (other than information referred to in Clause 12.1.20) from time to time provided to the Agent or any of the Banks by the Guarantor shall, as at the time it is provided, be true, complete and accurate in all material respects as at the time it is provided and, as at the time it is provided, no material information shall not have been disclosed, the omission of which would make such written information materially misleading.

12.1.14  ENCUMBRANCES
         As at the date of this Agreement no encumbrance which would be prohibited by Clause 15.6 (Negative Pledge) exists over all or any of the present or future revenues or assets of:

         (a)      any of the Obligors; or

         (b) any member or members of the VNU Group the aggregate net revenues of which, consolidated if applicable, when aggregated with the net revenues, consolidated if applicable, of each other member of the VNU Group which has created any encumbrance on all or any part of its respective present or future assets or revenues to secure any Specified Indebtedness which would be prohibited under Clause 15.6 (Negative Pledge), represent 10% or more of the consolidated net revenues of the VNU Group to secure any Specified Indebtedness.

12.1.15  NO OBLIGATION TO CREATE SECURITY
         Its execution of this Agreement and its exercise of its rights and performance of its obligations hereunder will not (save as required hereunder) result in the existence of nor oblige:

         (a)      any of the Obligors; or

         (b) any member or members of the VNU Group the aggregate net revenues of which, consolidated if applicable, when aggregated with the net revenues, consolidated if applicable, of each other member of the VNU Group which has created any encumbrance on all or any part of its respective present or future assets or revenues to secure any Specified Indebtedness which would be prohibited under Clause 15.6 (Negative Pledge) represent 10% or more of the consolidated net revenues of the VNU Group to create any encumbrance over all or any of its or their present or future revenues or assets to secure any Specified Indebtedness which would be prohibited under Clause 15.6 (Negative Pledge).

12.1.16  EXECUTION OF THIS AGREEMENT
         Its execution of this Agreement and its exercise of its rights and performance of its obligations hereunder do not and will not (save as specified in the Disclosure Letter and, prior to the date of delivery of the first notice of Drawdown hereunder, subject to the provisions of the Wet op de Ondernemingsraden regarding the Facility and the issue by VNU N.V. of the guarantee pursuant to Clause 17 (Guarantee and Indemnity) of this Agreement):

         (a) conflict with any agreement, mortgage, bond or other instrument or treaty to which it is a party or which is binding upon it or any of its assets in such a manner which might give rise to a claim against the Arranger, the Agent, the Banks or any of them;

         (b) conflict with its constitutive documents and rules and regulations implemented in its jurisdiction of incorporation; or

         (c) conflict with any applicable law, regulation or official or judicial order of its jurisdiction of incorporation.

12.1.17  PRIVATE AND COMMERCIAL ACT
         Its execution of this Agreement constitutes, and its exercise of its rights and performance of its obligations hereunder will constitute, private and commercial acts done and performed for private and commercial purposes.

12.1.18  OWNERSHIP OF THE BORROWERS
         Each Borrower (other than the Guarantor) is a subsidiary, directly or indirectly, of the Guarantor.

12.1.19  EVENTS OF DEFAULT
         No Event of Default has, to the best of its knowledge and belief, occurred which has not been remedied or waived.

12.1.20  INFORMATION REGARDING TARGET AND DUE DILIGENCE
         All due diligence which in the Guarantor's opinion is appropriate in connection with the Acquisition has been carried out and, so far as the Guarantor is aware, such due diligence has not disclosed any material facts which have not been disclosed to the

         Banks which could reasonably be expected to adversely affect a Bank's decision to provide the financing contemplated by Clause 2.2.1 of this Agreement. Furthermore, the Guarantor is not on the date hereof aware of any material facts not disclosed which would make such information misleading in any material respect.

12.1.21  ENVIRONMENTAL CLAIMS
         As at the date on which this representation and warranty is made or repeated, no Environmental Claim has been commenced against any member of the VNU Group and so far as the Guarantor is aware no member of the VNU Group has done or omitted to do anything which is reasonably likely to lead to an Environmental Claim where, in the case of any of the foregoing, such claim could be reasonably likely to have a material adverse effect on the financial condition of the VNU Group taken as a whole and the ability of VNU N.V. (as Borrower and/or Guarantor, as appropriate) to perform its payment obligations under this Agreement.

12.1.22  TENDERED SHARES POST-ACQUISITION
         Upon satisfaction of each of the Conditions to the Offer (as amended or waived in accordance with Clause 15.12 (Tender Offer Restrictions) and
         15.13.4 of Clause 15.13 (Tender Offer Requirements) and at the time of the making of the Target Acquisition Advance and the application of the proceeds of that Advance, the Purchaser shall (or shall simultaneously with the making of such Advance and the application of the proceeds of that Advance):

         (a) have acquired (under the terms and conditions of the Tender Offer Documents) and beneficially own Tendered Shares satisfying the Minimum Condition and such Tendered Shares shall at such time be free and clear of all encumbrances and options and restrictions to purchase imposed by applicable law or otherwise, shall be available for purchase in accordance with the terms set forth in the Tender Offer Documents and the Purchaser shall be obliged to pay the purchase price for such Tendered Shares;

         (b) have accepted for payment (or shall accept for payment simultaneously with utilisation of the Facility) the Tendered Shares satisfying the Minimum Condition; and

         (c) be entitled to vote the Tendered Shares acquired on the making of the first Target Acquisition Advance in favour of the Merger, the provisions of Section 203 of the Delaware General Corporation Law ("DGCL") shall not prevent the immediate consummation of the Merger and in the event that Section 253 of the DGCL is inapplicable and unavailable to effectuate the Merger, the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote at the Stockholders Meeting (as defined in Section 6.01(a) of the Merger Document) with respect to the adoption of the Merger Document is the only vote of the holders of any class or series of Target's capital stock or other securities required in connection with the consummation by Target of the Merger and the other transactions contemplated by the Merger Document to be consummated by Target.

12.1.23  TENDER OFFER PERMITS
         The Transactions and the Transaction Documents comply, and the purchase of the Tendered Shares pursuant to the Tender Offer will comply in all material respects, with all provisions of all applicable laws and regulations (except laws regulating corporate takeovers to the extent that such laws have been judicially determined to be inapplicable to the Tender Offer or invalid). As at the date of the delivery of each Notice of Drawdown for a Target Acquisition Advance and the making of each such Advance each material permit, license, approval and consent required in relation to the Transaction Documents or the Acquisition shall have been (or has been) given or obtained and shall be (or is) in full force and effect, and no event shall have (or has) occurred which permits (or with the passage of time would permit) the revocation or termination of any such permit, license, approval or consent or the imposition of any restriction thereon.

12.1.24  TENDER OFFER CONDITIONS
         There has been no amendment, waiver, variation or revision of:

         (a) the Conditions to the Offer or the terms of the Merger Document which would cause a breach of Clause 15.12 (Tender Offer Restrictions);

         (b) the terms of the Tender Offer as set out in the Transaction Documents relating to the price offered per Share above that which may from time to time be agreed between the Guarantor and the Arranger, which would alter the terms of the Offer such that it would apply to shares or securities other than the Shares (as defined in the Merger Document in its executed form dated 17 December 2000) or would not be a cash offer for all such Shares or which requires the Target to cancel, terminate or delete any stock options, deferred share units, deferred cash accounts, shares of restricted stock or stock option plans or other plans providing for the issuance, transfer or grant of any capital stock of the Target or which requires the Target to ensure that any holder of a stock option or a participant in an employee incentive or benefit plan or programme or arrangement or non-employee director plan shall have no right to acquire any capital stock of the Target, the Parent or the surviving corporation following the Merger (all as contemplated in Section 2.08 of the Merger Document in its executed form date 17 December 2000).

12.1.25  NO VIOLATION OF THE REGULATIONS
         The borrowings made hereunder will not violate, or give rise to a violation of, any of the Regulations. No member of the VNU Group or any agent acting in their behalf has taken or will take any action which would cause this Agreement or any of the documents or instruments delivered pursuant hereto, any borrowing hereunder or use of proceeds thereof to violate any Regulation or to violate the Exchange Act or any applicable US federal or state securities laws.

12.1.26  NOT SUBJECT TO REGULATION

          It is not subject to regulation under the United States Public Utility Holding Company Act of 1935, the United States Federal Power Act or the United States Investment Company Act of 1940 or to any United States federal or state statute or regulation limiting its ability to incur indebtedness; none of the Obligors, the Parent and the Purchaser is an "investment company," or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the U.S. Investment Company Act of 1940 (15 U.S.C. Sections 80a-1. et seq.); and none of the transactions contemplated by this Agreement or (once entered into) the Transaction Documents will violate such Act.

12.1.27  US SUBSIDIARIES


         (a) The aggregate liabilities of each US Subsidiary and the ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan ended prior to the date hereof, are not of a level which would have a material adverse effect upon the financial condition of the VNU Group taken as a whole;

         (b) there are no Employee Plans which are not in compliance in all material respects in form and operation with ERISA and the Code;

         (c) there is no Employee Plan which is intended to be qualified under Section 401(a) of the Code which has not received from the IRS a favourable determination letter that is to be so qualified as to form, and, to the knowledge of the Guarantor, nothing has occurred since the date of such determination that would adversely affect such determination;

         (d) the fair market value of the assets of each Employee Plan subject to Title IV of ERISA is not less than the present value of the "benefit liabilities" (within the meaning of Section 4001(a)(16) of ERISA) under such Employee Plan as of the date of the most recent actuarial valuation of such plan determined using the actuarial assumptions and method used by the actuary to such Employee Plan in its most recent valuation of such Employee Plan;

         (e) there are no actions, suits, or claims pending against or with respect to any Employee Plan (other than routine claims for benefits) which would cause any US Subsidiary to incur a material liability or to the knowledge of such US Subsidiary, which could reasonably be expected to be asserted against or with respect to any Employee Plan which would cause such US Subsidiary to incur a material liability;

         (f) no US Subsidiary has failed to make all material contributions to or under each such Employee Plan, or any contract or agreement requiring contribution to an Employee Plan;

         (g) none of any US Subsidiary or any ERISA Affiliate has ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Plan subject to Section 4064(a) of ERISA to which it made contributions each in a manner which would cause such US Subsidiary to incur a material liability; and

         (h) none of such US Subsidiary nor any of the ERISA Affiliates has incurred or reasonably expects to incur any material liability to PBGC other than for premiums under Section 4007 of ERISA to an extent which, in any case, could reasonably be expected to have a material adverse effect on the financial condition of the VNU Group taken as a whole and the ability of VNU N.V. (as Borrower and/or Guarantor, as appropriate) to perform or comply with its payment obligations under this Agreement.

12.1.28  APPROVALS
         Each of the Guarantor and the Purchaser is, in relation to the Tender Offer, in compliance in all material respects with all requirements of the Regulations and applicable US federal and state securities laws except where failure to comply could not reasonably be expected to lead to a misrepresentation under Clause 12.1.12 (Full Disclosure) or to lead to a material adverse effect on the business or financial condition of the VNU Group taken as a whole and on the ability of VNU N.V. to perform its payment obligations hereunder (either as Borrower or Guarantor) in a timely manner (but without prejudice to Clause
         15.12.2 of Clause 15.12 (Tender Offer Restrictions)).

12.1.29  NO HOSTILE OFFER
         The Board of Directors of Target has not withdrawn its approval or recommendation of the Tender Offer, the Merger Document or the Merger and has not recommended an alternative Acquisition Proposal made by a person other than the Parent or another member of the VNU Group.

12.2     REPETITION
         On the date of each Notice of Drawdown and on the date of the making of each Advance, each of the representations and warranties contained in Clause 12.1 (Obligor's Representations) (save for the representations and warranties contained in Clause 12.1.1(ii) (Status and Due Authorisation), 12.1.2 (Claims Pari Passu), 12.1.5 (No Filing or Stamp Taxes), 12.1.6 (No Winding Up), 12.1.7 (No Material Defaults), 12.1.8 (Binding Obligations), 12.1.11 (No Material Adverse Change), 12.1.12 (Full Disclosure), 12.1.16 (Execution of this Agreement), 12.1.17 (Private and Commercial Act), 12.1.20 (Information Regarding Target and Due Diligence) and, following the date upon which the Purchaser pays for the Tendered Shares satisfying the Minimum Condition, 12.1.22 (Tendered Shares Post-Acquisition), 12.1.24 (Tender Offer Conditions) and 12.1.29 (No Hostile Offer)) shall be repeated by each Obligor by reference to the facts and circumstances then subsisting provided that any reference to

         "Original Financial Statements" shall be deemed to be a reference to the most recent set of annual audited consolidated financial statements most recently delivered to the Agent pursuant to Clause 13.1 (Annual Statements) Provided further that no representations of a Borrower shall be repeated unless there are any Advances or any other sums owing by such Borrower hereunder or that Additional Borrower has delivered the relevant Notice of Drawdown and/or is to be the Borrower of the relevant Advance mentioned in this Clause 12.2.


13.      FINANCIAL INFORMATION

13.1     ANNUAL STATEMENTS
         The Guarantor shall as soon as the same become available, but in any event within 120 days after the end of each of its financial years, deliver to the Agent in sufficient copies for the Banks, its consolidated financial statements for such financial year.

13.2     SEMI-ANNUAL STATEMENTS
         The Guarantor shall as soon as the same become available, but in any event within 90 days after the end of the first half of each of its financial years, deliver to the Agent in sufficient copies for the Banks, the consolidated financial statements of the VNU Group for such period.

13.3     OTHER FINANCIAL INFORMATION
         The Guarantor shall from time to time on the request of the Agent, furnish the Agent with such information about the business and financial condition of the VNU Group as the Agent may reasonably require, provided that such disclosure does not conflict with the requirements of the Amsterdam Stock Exchange and shall provide the Agent in sufficient copies for the Banks, with a copy of the Tender Offer Document as soon as the same is filed with the SEC.

13.4     REQUIREMENTS AS TO FINANCIAL STATEMENTS
         The Guarantor shall ensure that each set of financial statements delivered by it pursuant to Clause 13.1 (Annual Statements) has been audited by an internationally recognised firm of independent auditors licensed to practise in The Netherlands and that such financial statements are accompanied by a statement from such auditors that the financial statements give a true and fair view of the financial position of the VNU Group as at the end of the period to which such financial statements relate and of the relevant results of its operations during such period.


14.      FINANCIAL CONDITION

14.1     INTEREST COVER
         The Guarantor shall ensure that for each financial year of the Guarantor the ratio of Adjusted EBITDA to Net Interest Expense (as evidenced by the Guarantor's most recent audited annual consolidated statements from time to time) is equal to or greater than 3:1.

14.2     DEFINITIONS OF FINANCIAL TERMS  IN THIS AGREEMENT:

         "EBITDA" means, in respect of any financial year, the VNU Group's operating income for that financial year plus depreciation and amortisation charged to the consolidated profit and loss account of the VNU Group during that financial year.

         "ADJUSTED EBITDA" means, in respect of any financial year, EBITDA for such financial year plus equity in operating income of non-consolidated subsidiaries for such financial year (but only to the extent such equity does not exceed 10% of EBITDA).

         "NET INTEREST EXPENSE" means, in respect of any financial year, interest expense less interest income of the VNU Group for that financial year (in which is included the pro rata share of Interest Expenses minus Interest Income of non-consolidated subsidiaries for which equity accounting is applied).

14.3     ACCOUNTING TERMS
         All accounting expressions which are not otherwise defined herein shall be construed in accordance with generally accepted accounting principles in The Netherlands. References in this Clause 14 to capitalised and other accounting terms which are not defined herein shall be construed in accordance with corresponding terms used in, and applying the same accounting policies applied in compiling the annual audited consolidated financial statements of the Guarantor for its financial year ended 31 December 1999.


15.      COVENANTS

15.1     MAINTENANCE OF LEGAL VALIDITY
         Each of the Obligors shall obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorisations, approvals, licences and consents and do all other things required in or by the laws and regulations of its jurisdiction of incorporation to enable it lawfully to enter into and perform its obligations under this Agreement and the Transaction Documents to which it is a party and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of this Agreement and the Transaction Documents to which it is a party.

15.2     INSURANCE
         The Guarantor shall procure that each member of the VNU Group maintains insurances on and in relation to its business and assets with reputable underwriters or insurance companies against such risks and to such extent as is usual for companies carrying on a business such as that carried on by such member of the VNU Group.

15.3     UNTRUE REPRESENTATIONS
         After the delivery of any Notice of Drawdown and before the making of the Advance requested therein, the Guarantor shall notify the Agent of the occurrence of any event which results in or may reasonably be expected to result in any of the representations which are to be repeated pursuant to Clause 12.2 (Repetition) being untrue at or before the time of the making of such Advance.

15.4     NOTIFICATION OF EVENTS OF DEFAULT
         The Guarantor shall promptly inform the Agent of the occurrence of any Event of Default of which any Obligor is aware and which is continuing or Potential Event of Default of which any Obligor is aware and which is continuing and, upon receipt of a written request to that effect from the Agent, confirm to the Agent that, save as previously notified to the Agent or as notified in such confirmation, no Event of Default or Potential Event of Default has to the best of the knowledge and belief of any Obligor occurred.



15.5     CLAIMS PARI PASSU
         Each of the Obligors shall ensure that at all times the claims of the Agent, the Arranger and the Banks under this Agreement rank pari passu with the monetary claims of all its other unsecured and unsubordinated creditors save those whose claims are preferred solely by any bankruptcy, insolvency, liquidation or other similar laws of general application or other mandatory law applicable to enforcement of creditors' rights.

15.6     NEGATIVE PLEDGE
         Each Obligor shall ensure that it will not, and the Guarantor will procure that no member or members of the VNU Group will, create, assume or permit to subsist any encumbrance on all or any part of its respective present or future assets or revenues to secure any Specified Indebtedness without at the same time or prior thereto securing all amounts which are then due under this Agreement equally and rateably therewith unless such encumbrance is either:

15.6.1   a Permitted Encumbrance; or

15.6.2 created by any member of the VNU Group the aggregate net revenues of which, consolidated if applicable, when aggregated with the net revenues, consolidated if applicable, of each other member of the VNU Group which has created any encumbrance on all or any part of its respective present or future assets or revenues to secure any Specified Indebtedness which is not otherwise permitted under this Clause 15.6 (Negative Pledge), represent not more than 10% of the consolidated net revenues of the VNU Group,

         PROVIDED THAT the foregoing shall not prohibit any encumbrances upon any Margin Stock.

15.7     DISPOSALS
         Each Obligor shall ensure that it will not, and the Guarantor will procure that no other member or members of the VNU Group will, dispose of, by one or more transactions or series of transactions (whether related or not), the whole or any part of its respective consolidated undertaking or consolidated assets Provided that this Clause 15.7 (Disposals) shall not apply to:

15.7.1 any disposal made with the prior written consent of an Instructing Group; and/or

15.7.2 any disposal by a member of the VNU Group in the ordinary course of its day to day trading and any disposal of Margin Stock; and/or

15.7.3   the payment of lawful dividends; and/or

15.7.4 any transfer or merger contemplated by Clause 16.11 (Transfers and Mergers) which is permitted by Clause 16.11 (Transfers and Mergers); and/or

15.7.5 any transfer or disposal by one member of the VNU Group to the Guarantor or to another member of the VNU Group in which the Guarantor has, directly or indirectly, an equity share at least equal to the equity share which it holds, directly or indirectly, in such first-mentioned member of the VNU Group; and/or

15.7.6 any disposal referred to in paragraph 8.5.1 of Clause 8.5 (Mandatory Prepayment from Disposals); and/or

15.7.7 any disposal of an undertaking or asset not otherwise permitted under Clauses 15.7.1 to 15.7.6 above if such disposal is made on arm's length terms and for fair market value for consideration which is:

         (a)      not in money; or

         (b) in money which is immediately applied upon receipt in payment for the acquisition of assets or shares of or in the disposing or acquiring entity or any other person provided that such acquisition is part of the same transaction as the relevant disposal; and/or

15.7.8 any disposal of an undertaking or asset not otherwise permitted under Clause 15.7.1 to 15.7.7 above if such disposal is made on arm's length terms and for fair market value for consideration which is in money PROVIDED THAT any Disposal Proceeds Excess relating thereto arising during the Initial Period is applied in accordance with and to the extent required by paragraph 8.5.2 of Clause 8.5 (Mandatory Prepayment from Disposals).

15.8     NOTIFICATION OF DISPOSALS
         During the Initial Period the Guarantor shall:

15.8.1 at the same time as it delivers to the Agent its audited annual financial statements pursuant to Clause 13.1 (Financial Information), deliver to the Agent a certificate (in substantially the form of the Sixth Schedule (Form of Disposals Certificate)) providing a specification of any undertaking or asset disposed of by any member of the VNU Group during the financial year to which those financial statements relate (otherwise than by way of a disposal permitted under paragraphs 15.7.1 to 15.7.5 and 15.7.7 of Clause 15.7 (Disposals)), the net revenues derived therefrom, if any, and the Net Disposal Proceeds received for such disposal; and

15.8.2 at any time when an undertaking or asset is disposed of by any member of the VNU Group (otherwise than by way of a disposal permitted under paragraphs 15.7.1 to 15.7.5 and 15.7.7 of Clause 15.7 (Disposals)) deliver to the Agent a certificate (in substantially the form of the Sixth Schedule (Form of Disposals Certificate) providing a specification of such undertaking or asset, the net revenues derived therefrom, if any, and the Net Disposal Proceeds received for such disposal.

15.9     ENVIRONMENTAL COMPLIANCE
         The Guarantor shall ensure that each member of the VNU Group shall comply in all material respects with all Environmental Laws and obtain and maintain any Environmental Permits and take all reasonable steps in anticipation of known or expected future changes to or obligations under the same, breach of which (or failure to obtain, maintain or take which) could be reasonably likely to have a material adverse effect on the financial condition of the VNU Group taken as a whole and the ability of VNU N.V. (as Borrower and/or Guarantor, as appropriate) to perform its payment obligations under this Agreement.

15.10    ENVIRONMENTAL CLAIMS
         The Guarantor shall inform the Agent in writing as soon as reasonably practicable upon becoming aware of the same if any Environmental Claim has been commenced or (to the best of the Guarantor's knowledge and belief) is threatened against any member of the VNU Group in any case where such claim could be reasonably likely to have a material adverse effect on the financial condition of the VNU Group taken as a whole and the ability of VNU N.V. (as Borrower and/or Guarantor, as appropriate) to perform its payment obligations under this Agreement.

15.11    MAINTAINING APPROVAL
         Without prejudice to Clause 15.1 (Maintenance of Legal Validity), the Guarantor will use its reasonable endeavours to obtain and maintain and cause Parent and Purchaser to obtain and maintain all material authorisations, approvals, consents, licenses and exemptions and it will make all necessary filings and registrations as may be required under any applicable law or regulation (which expression shall include, without limitation, the Regulations and applicable federal and state securities laws) to enable it to perform its obligations under this Agreement and to enable it, Parent and Purchaser to perform their respective obligations under each of the Transaction Documents, or required for the validity or enforceability of this Agreement or any of the Transaction Documents and will comply with the terms of the same.

15.12    TENDER OFFER RESTRICTIONS
         The Guarantor shall ensure that, and shall procure that the Parent and the Purchaser shall ensure that:

15.12.1 none of the provisions as set out in Section 8.01 (a) or (b) of the Merger Document (in its executed form dated 17 December, 2000) which allows the Parent or the Purchaser to terminate the Merger Document and abandon the Merger shall be amended or waived;

15.12.2 none of the Conditions to the Offer set out in the following paragraphs of Exhibit A of the Merger Document (in its executed form dated 17 December, 2000) ("EXHIBIT A") shall be amended or waived:

         (a) (a), (b), (d) or (e)(ii) (to the extent, in the case of (e)(ii), that it relates to any of the representations set out in Sections 3.04, 3.18 or 3.19 of the Merger Document) provided that the figure "150,000" in paragraph (e)(ii) shall be deemed to be "1,400,000";

         (b)      (subject to paragraph (2) below): (e)(i)(B);

         (c)      (subject to paragraphs (1) and (2) below): (e)(i)(A),
                  (e)(i)(C), (e)(i)(D) or (e)(v)

         unless, in relation to any provision of:

                  (1)      the Conditions to the Offer set out in paragraphs
                           (e)(i)(A), (e)(i)(C), (e)(i)(D) or (e)(v) of Exhibit
                           A, the Guarantor shall, prior to such amendment or waiver, have complied with its obligations under Clause 15.13.4 and such amendment or waiver could not reasonably be expected to have or lead to a material adverse effect on the business or financial condition of the VNU Group taken as a whole or on the ability of VNU N.V. to perform its payment obligations hereunder (either as Borrower or as Guarantor) in a timely manner; and

         (2)      the Conditions to the Offer set out in paragraphs (e)(i)(A),
                  (e)(i)(B), (e)(i)(C), (e)(i)(D) or (e)(v) of Exhibit A, such amendment or waiver could not reasonably be expected to lead to a misrepresentation under Clause 12.1.22; and

15.12.3 there shall be no amendment, variation or revision of the terms of the Tender Offer as set out in the Transaction Documents (i) relating to the price offered per Share to a level above that which may from time to time be agreed with the Arranger, (ii) which would alter the terms of the Tender Offer such that it would apply to shares or securities other than the Shares (as defined in the Merger Document in its executed form dated 17 December, 2000) provided that the figure "150,000" in paragraph (e)(ii) of Exhibit A of the Merger Document shall be deemed to be "1,400,000", or would not be a cash offer for all such Shares or (iii) which requires the Target to cancel, terminate or delete any stock options, deferred share units, deferred cash accounts, shares of restricted stock or stock option plans or other plans providing for the issuance, transfer or grant of any capital stock of the Target or which requires the Target to ensure that any holder of a stock option or a participant in an employee incentive or benefit plan or programme or arrangement or non-employee director plan shall have no right to acquire any capital stock of the Target, the Parent or the surviving corporation following the Merger (all as contemplated in Section 2.08 of the Merger Document in its executed form dated 17 December, 2000); and

15.12.4 neither the Purchaser nor the Parent shall breach any of their obligations under the Merger Document if to do so would have the result that any of the circumstances referred to in the Conditions to the Offer set out in paragraph (e)(i) of Exhibit A would occur.

15.13    TENDER OFFER REQUIREMENTS
         The Guarantor shall and it shall procure that the Purchaser shall:

15.13.1 (without prejudice to Clause 15.1 (Maintenance of Legal Validity) and Clause 15.11 (Maintaining Approval)) in relation to the Tender Offer, comply in all material respects with the Regulations and applicable US federal and state securities laws and all other material laws and regulations except where failure to do so could not reasonably be expected to have a material adverse effect on the financial condition of the VNU Group taken as a whole and the ability of VNU N.V. (as Borrower and/or Guarantor, as appropriate) to perform its payment obligations under this Agreement in a timely manner;

15.13.2 make available to the Agent as soon as practicable all of the Tender Offer Documents and all publicity material, press releases and other documents submitted or filed with the SEC by or on behalf of Purchaser and any response received from the SEC on such documents and, at the request of the Agent, provide the Agent with any material information in the possession of Purchaser relating to the Tender Offer as the Agent may reasonably request;

15.13.3 use reasonable endeavours to ensure that no publicity material, press releases or other documents in relation to the Tender Offer are published or released by it or on behalf of Purchaser or its or their advisers which refer to any of the Agent, the Arranger or the Banks, this Agreement or the Facility unless such reference and the context in which it appears have previously been approved by the Agent and the Banks (such approval not to be unreasonably withheld or delayed) and the Agent and the Banks shall not withhold such approval if such publication or release is required by law;

15.13.4 promptly consult with the Agent before taking any action to waive or amend any provision of the Tender Offer Documents referred to in Clause
         15.12 (Tender Offer Restrictions), discuss with the Agent, and provide reasonable information supporting, the Guarantor's reasons for wishing to give or make the relevant waiver or amendment (which information shall include reasonable evidence that the relevant amendment or waiver could not reasonably be expected to lead to a breach of Clause 12.1.22 (Tendered Shares Post-Acquisition) or a material adverse effect as referred to in Clause 15.12.2(1)), allow the Agent a reasonable period of time in the relevant circumstances to discuss such information with, and make representations in relation thereto to, the Guarantor and as far as possible, promptly consult with the Agent before taking any action to waive or amend any other material provision in any of the Tender Offer Documents;

15.13.5 after the Tender Offer is consummated, use all reasonable endeavours to acquire all of the Shares as soon as reasonably practicable in accordance with the terms of the

         Tender Offer, and applicable laws and regulations (including, without limitation, the Regulations and applicable federal and state securities laws);

15.13.6 as soon as reasonably practicable after purchase by the Purchaser of Tendered Shares satisfying the Minimum Condition, consummate the Merger and file the Certificate of Merger (as contemplated in the Merger Document) upon such consummation; and

15.13.7 notify the Agent of the number of shares tendered in connection with the Tender Offer and notify the Agent (if requested by the Agent) of the status of any application to the Antitrust Division of the Department of Justice of the United States of America (the "Antitrust Division") and/or the Federal Trade Commission and/or the applicable State Attorneys General in connection with the Transaction until such time as the Tender Offer either is withdrawn, lapses or is consummated.

15.14    NO BREACH OF MARGIN REGULATIONS
         Nothing contained in this Agreement shall restrict the ability of the Guarantor or any of its subsidiaries from selling, pledging or otherwise disposing of any assets which, at the time in question, constitute Margin Stock, or cause or enable any one or more Banks to cause any or all of the Advances or other payment obligations owed by the Guarantor hereunder to become due and payable or enable any one or more of the Banks to take any of the actions specified in Clause 16.18 (Acceleration and Cancellation) solely as a result of any such sale, pledge or disposition or otherwise impose restrictions which violate Regulations T, U or X of the Board of Governors of the Federal Reserve System as in effect from time to time.

15.15    SPECIFIED INDEBTEDNESS
         The Guarantor shall not, and shall procure that no member of the VNU Group shall, without the prior written consent of an Instructing Group, incur or permit to subsist at any time any Specified Indebtedness other than:

15.15.1  Specified Indebtedness arising under this Agreement;

15.15.2 Specified Indebtedness of any member of the VNU Group which is a member of the VNU Group at the date hereof and which is outstanding at the date hereof;

15.15.3 Specified Indebtedness which arises after the date hereof as a result of the utilisation of any Existing Facility or of any facility which replaces an Existing Facility PROVIDED THAT:

         (a) the maximum amount of Indebtedness which may be incurred under such other facility shall not exceed the maximum amount of Indebtedness which may be incurred (including any amounts of Indebtedness then incurred and outstanding) under the Existing Facility so replaced at the time it is so replaced;

         (b) any Indebtedness which is or may be incurred under such replacement facility is repayable not earlier than the Final Maturity Date or, if repayable prior to the Final Maturity Date, would amortise no quicker than the Indebtedness which is or could have been incurred under the Existing Facility being replaced; and

         (c) if the Existing Facility being replaced shall have been granted to an Obligor, the replacement facility may be granted only to such Obligor;

15.15.4 Specified Indebtedness which is promptly applied in the refinancing of any Specified Indebtedness falling within Clauses 15.15.1-3 PROVIDED THAT such new Indebtedness is repayable not earlier than the Final Maturity Date or, if repayable prior to the Final Maturity Date, would amortise no quicker than the Indebtedness which is being refinanced thereby (if any) and PROVIDED FURTHER THAT, if the Indebtedness to be refinanced is owed by an Obligor, the Indebtedness permitted to be incurred under this Clause 15.15.4 may be incurred only by such Obligor; and

15.15.5 Specified Indebtedness falling within paragraph (g) or (i) of the definition of Specified Indebtedness (to the extent, in the case of paragraph (i), that it relates to paragraph (g) of the definition of Specified Indebtedness);

PROVIDED THAT,  it shall not be a breach of this Clause 15.15 if:

         (a) the Specified Indebtedness of the VNU Group not otherwise permitted by this Clause 15.15 (or its equivalent in dollars) does not, at any time when the uncancelled Total Commitments are within any range set out below, exceed the amount set out opposite such range; or

         (b) in case of any such excess, immediately upon such excess arising, the Guarantor complies with its obligations under Clause 8.7 (Mandatory Prepayment from Issue of Debt).

----------------------------------------------------------------------------------------
RANGE OF TOTAL COMMITMENTS                              PERMITTED SPECIFIED INDEBTEDNESS
----------------------------------------------------------------------------------------
Equal to or less than $3,000,000,000 but greater than   $250,000,000
$2,600,000,000
----------------------------------------------------------------------------------------
Equal to or less than $2,600,000,000 but greater than   $500,000,000
$2,000,000,000
----------------------------------------------------------------------------------------
Equal to or less than $2,000,000,000                    $750,000,000 plus X
----------------------------------------------------------------------------------------


         where "X" means, at any time, $2,000,000,000 minus the amount of the Total Commitments at such time.

         The Guarantor shall not, and shall procure that no member of the VNU Group shall, without the prior written consent of an Instructing Group, enter into any agreement or arrangement whereby it would be entitled to incur Specified Indebtedness which, if incurred by the relevant member of the Group, would result in a breach of this Clause 15.15.

15.16    PREPAYMENT OF TARGET DEBT
         The Guarantor will ensure that if after the Acquisition Date and before the end of the Clean-up Period any Specified Indebtedness of any member of the Target Group exceeding, when aggregated with all other Specified Indebtedness to which Clause 16.5 (Cross Default and Rescheduling) would (but for the thresholds therein) apply, the relevant thresholds in Clause 16.5 (Cross Default and Rescheduling), becomes due and payable prior to its specified maturity it shall as soon as practicable either draw on existing facilities or enter into other arrangements and draw thereon in order to refinance such Specified Indebtedness.

15.17    COMPLIANCE WITH WORKS' COUNCIL CONDITIONS
         The Guarantor shall ensure that each member of the Group shall use its best efforts to comply with the terms of any conditions attached to any positive advice referred to in the Conditions to the Offer set out in paragraph (c)(ii) of Exhibit A which in its opinion would not result in any material detriment or restriction referred to in such paragraph.


16.      EVENTS OF DEFAULT

         Each of Clause 16.1 to Clause 16.16 describes circumstances which constitute an Event of Default for the purposes of this Agreement. Clause 16.18 and Clause 16.19 deal with the rights of the Agent and the Banks after the occurrence of an Event of Default.

16.1     FAILURE TO PAY PRINCIPAL
         Any of the Obligors fails to pay the principal amount of any Advance due from it hereunder in the currency and in the manner specified herein on its due date or, if such failure to pay is caused solely as a result of administrative or technical reasons, within three business days of such due date.

16.2     FAILURE TO PAY INTEREST AND OTHER AMOUNTS
         Any of the Obligors fails to pay interest on any Advance or any other sum due from it hereunder in the currency and in the manner specified herein within five business days of the due date therefor.

16.3     MISREPRESENTATION
         Any representation or warranty made pursuant to Clause 12 (Representations) is or proves to have been untrue or misleading in any material respect when made or deemed to be repeated or any other statement made by any of the Obligors in this Agreement or in any written notice or other document, certificate or statement delivered by it pursuant hereto or in connection herewith is or proves to have been untrue or misleading in any material respect when made or deemed to be repeated and if the event or circumstances which have caused such representation, warranty or statement to be so untrue or misleading are capable of remedy, the Obligor which has made or is deemed to have made such untrue or misleading representation, warranty or statement fails to remedy such event or circumstances within five days of receipt by the Guarantor of notice from the Agent to so remedy the same.

16.4     OTHER OBLIGATIONS
         Any of the Obligors fails duly to perform or comply with any obligation expressed to be assumed by it in this Agreement (other than a payment obligation referred to in Clause 16.1 (Failure to pay Principal) or Clause 16.2 (Failure to pay Interest and other Amounts)) and such failure, if capable of remedy, is not remedied within thirty days of receipt by the Guarantor of notice from the Agent of such failure.

16.5     CROSS DEFAULT AND RESCHEDULING
         Save as disclosed in the Disclosure Letter and excluding any Specified Indebtedness of the Target Group during the Clean-up Period which any member of the VNU Group is able to refinance by making use of the Facility or any other facility for the provision of Specified Indebtedness in existence as at the date hereof (whether or not such member of the VNU Group does actually apply such Specified Indebtedness for the purpose of such refinancing), if:

16.5.1 any Obligor or any member or members of the VNU Group the aggregate net revenues of which, consolidated if applicable, represent 10% or more of the consolidated net revenues of the VNU Group fails or fail to pay at the due time (subject to any originally applicable contractual grace period or, where there is no such grace period and if no legal or formal action is being taken by the relevant creditor or creditors in relation to such Specified Indebtedness as a result of such failure, within three business days of such due time) an amount relating to any Specified Indebtedness having a principal (or notional principal) amount in excess of NLG 25,000,000 (or its equivalent in other currencies) or, when aggregated with the principal (or notional principal) amount of any other Specified Indebtedness to which this Clause 16.5 applies, NLG 50,000,000 (or its equivalent in other currencies); or

16.5.2 any Specified Indebtedness of any Obligor or any member or members of the VNU Group the aggregate net revenues of which, consolidated if applicable, represent 10% or more of the consolidated net revenues of the VNU Group having a principal (or notional principal) amount in excess of NLG 25,000,000 (or its equivalent in other currencies) or, when aggregated with the principal (or notional principal) amount of any other Specified Indebtedness to which this Clause 16.5 applies, NLG 50,000,000 (or its equivalent in other currencies) is declared to be or otherwise becomes due and payable prior to its specified maturity with the exception of any such declaration which is being diligently contested in good faith by such Obligor or such member or members of the VNU Group on the basis of independent legal advice and in respect of which the relevant creditor (or creditors) have not obtained a judgement in respect of such declaration which has not been stayed and which is enforceable notwithstanding any further appeal; or

16.5.3 any Obligor or any member or members of the VNU Group the aggregate net revenues of which, consolidated if applicable, represent 10% or more of the consolidated net revenues of the VNU Group commences or commence negotiations with any creditor or creditors (with the exception of any negotiations commenced in the absence of default or potential default) in relation to any Specified Indebtedness having a principal (or notional principal) amount in excess of NLG 25,000,000 (or its equivalent in other currencies) or, when aggregated with the principal (or notional principal) amount of any other Specified Indebtedness to which this Clause 16.5 applies, NLG 50,000,000 (or its equivalent in other currencies).

16.6     BANKRUPTCY AND INSOLVENCY
         Any of the Obligors and/or any member or members of the VNU Group the aggregate net revenues of which, consolidated if applicable, represent 10% or more of the consolidated net revenues of the VNU Group (a) becomes or become bankrupt or insolvent, submits or submit a request to declare itself or themselves bankrupt or insolvent or to enter into a voluntary arrangement with its or their creditors or to suspend its or their payments or applies or apply for a moratorium of payment (other than for the purposes of a solvent reorganisation on terms approved by an Instructing Group, such consent not to be unreasonably withheld) or
         (b) enters or enter into a composition, scheme of arrangement, compromise or other similar arrangement with its or their creditors, files or file a petition for a suspension of payments, admits or admit in writing that it or they cannot pay its or their debts generally as they become due or initiates or initiate a procedure to become, or becomes or become, subject to liquidation or administration under any legislation which may from time to time be applicable to it or them without the prior written approval of an Instructing Group except there shall be no Event of Default:

16.6.1 where the Guarantor and/or such member or members of the VNU Group has become subject to liquidation or administration proceedings which are frivolous or vexatious provided such proceedings are struck out within 30 days of their commencement; or

16.6.2 as a result of the consummation of the Merger in accordance with the Merger Document.

16.7     ATTACHMENTS
         5% of the consolidated Total assets of the VNU Group (determined by reference to accounting standards applied in the Original Financial Statements or (after publication of the Guarantor's annual audited consolidated financial statements for its financial year ended 31 December 2000, the Guarantor's annual audited consolidated financial statements for its financial year ended 31 December, 2000) becomes attached by way of executory attachment (so called "executoriaal beslag") or an interlocutory attachment (so called "conservatoir beslag") or becomes subject to any similar proceeding in any other jurisdiction and in the case of an interlocutory attachment, such attachment is not released within 30 business days from the date of the court ordering such attachment pending resolution of the relevant dispute.

16.8     GOVERNMENTAL INTERVENTION
         By or under the authority of any government, (a) the management of any Obligor or any member or members of the VNU Group the aggregate net revenues of which, consolidated if applicable, represent 10% or more of the consolidated net revenues of the VNU Group is wholly or partially displaced or the authority of any Obligor or such member or members of the VNU Group in the conduct of its or their business is wholly or partially curtailed or (b) all or majority of the issued share capital of any Obligor or any member or members of the VNU Group the aggregate net revenues of which, consolidated if applicable, represent 10% or more of the consolidated net revenues of the VNU Group, or any assets of the VNU Group the aggregate net revenues, consolidated if applicable, derived from which represent 10% or more of the consolidated net revenues of the VNU Group, are seized, nationalised, expropriated or compulsorily acquired.

16.9     MATERIAL ADVERSE CHANGE
         There has, in the reasonable opinion of an Instructing Group, been a material adverse change (other than as disclosed in the Disclosure Letter), in the financial condition of the VNU Group (taken as a whole) since the date hereof which affects the Guarantor's ability to perform its payment obligations under this Agreement.

16.10    LOSS OF LEGAL STATUS
         Any Obligor ceases to be a corporation duly organised under the laws of its jurisdiction of incorporation Provided that this shall not be an Event of Default if, within 60 days of any Borrower ceasing to be such a duly organised corporation, the Advance or Advances owed by such Borrower are repaid or refinanced by another Borrower in accordance with Clause 8.8 (Transfer of Advances).

16.11    TRANSFERS AND MERGERS
         The Guarantor, without prior written approval of the Banks, transfers all or a substantial part of its business into another business or merges with another business or transfers all or a substantial part of its business in any other way, unless the new surviving entity as a result of such transfer or merger explicitly and unconditionally assumes all obligations of the Guarantor under the Facility and will be of the same creditworthiness as the Guarantor Provided that any such transfer or merger which is permitted pursuant to this Clause 16.11 (Transfers and Mergers) shall not constitute a breach of Clause 15.7 (Disposals).

16.12    CHANGE OF BUSINESS
         The Guarantor ceases, or announces publicly its decision to cease, to carry on all of the business it carries on at the date hereof or enters into any new or unrelated business which is substantial in the context of the VNU Group and which does not relate to the media, communication or information industry. For the purposes of this Clause 16.12 a new or unrelated business shall be deemed to be "substantial" if the assets or revenues of such business at the time such business is entered into, when aggregated with the assets or revenues of each other business of the VNU Group or any part thereof at such time which does not relate to the media, communication or information industry, constitute at least 10% of the assets or revenues of the VNU Group at such time.

16.13    CHANGE OF CONTROL

         The Guarantor becomes aware that control of the Guarantor has changed such that the Guarantor has become controlled by a person (other than "Stichting VNU") not controlling it at the date hereof and after a period of 2 months is still controlled by that person. For the purpose of this clause "CONTROL" means (whether directly or indirectly), the ownership of more than 50% of share capital having voting rights.

16.14    REPUDIATION
         Any of the Obligors repudiates this Agreement or does or causes to be done any act or thing evidencing an intention to repudiate this Agreement.

16.15    ILLEGALITY
         At any time it is or becomes (and does not cease within thirty days to be) unlawful for any of the Obligors to perform or comply with any or all of its obligations hereunder or any of the obligations of any of the Obligors hereunder are not or cease to be legal, valid and binding save as the same may be affected by any bankruptcy, insolvency, liquidation or other similar laws of general application or laws relating to the protection of creditors' rights Provided that, for the avoidance of doubt, it shall not be an Event of Default under this Clause 16.15 if the relevant Obligor is a Borrower (other than the Guarantor) and, within thirty days of the obligations of such Borrower becoming unlawful or ceasing to be legal, valid and binding, the Advances made to such Borrower have been repaid or transferred to another Borrower in accordance with Clause 8.8 (Transfer of Advances).

16.16    VALIDITY AND ENFORCEABILITY
         Any act, condition or thing required to be done, fulfilled or performed in order:

16.16.1 to ensure that the obligations expressed to be assumed by each of the Obligors in this Agreement are legal, valid and binding with respect to the respective Obligors; or

16.16.2 to make this Agreement admissible in evidence in England and Wales and the Netherlands is not done, fulfilled or performed and such failure is not remedied within 30 days of the date on which any of the Obligors becomes (or ought reasonably to become) aware of the same.



16.17    ERISA EVENT
         With respect to any US Subsidiary or any ERISA Affiliate thereof, an ERISA Event shall occur with respect to an Employee Plan and there shall result from such ERISA Event a liability which could reasonably be expected to have a material adverse effect on the financial condition of the VNU Group taken as a whole and the ability of VNU (as Borrower and/or Guarantor, as appropriate) to perform its payment obligations under this Agreement.

16.18    ACCELERATION AND CANCELLATION

         If an Event of Default occurs and is continuing then, at any time thereafter, the Agent may (and, if so instructed by an Instructing Group, shall) by written notice to each of the Obligors:

16.18.1 declare the Advances to be immediately due and payable (whereupon the same shall become so payable together with accrued interest thereon and any other sums then owed by the Borrowers hereunder) or declare the Advances to be due and payable on demand of the Agent; and/or

16.18.2 declare that the Facility shall be cancelled, whereupon the same shall be cancelled and the Commitment of each Bank shall be reduced to zero.

16.19    ADVANCES DUE ON DEMAND
         If, pursuant and subject to Clause 16.18 (Acceleration and Cancellation), the Agent declares the Advances to be due and payable on demand of the Agent, then, and at any time thereafter, the Agent may (and, if so instructed by an Instructing Group, shall) by written notice to the Borrowers require repayment of the Advances on such date as it may specify in such notice (whereupon the same shall become due and payable on such date together with accrued interest thereon and any other sums then owed by each of the Borrowers hereunder) or withdraw its declaration with effect from such date as it may specify in such notice.

                                     PART 7
                                    GUARANTEE


17.      GUARANTEE AND INDEMNITY

17.1     GUARANTEE
         The Guarantor irrevocably and unconditionally guarantees to the Agent, the Arranger and the Banks the due and punctual payment of all sums from time to time payable by each of the Borrowers contained in this Agreement and agrees to pay to the Agent from time to time on demand any and every sum or sums of money which any of the Borrowers is at any time liable to pay to the Agent, the Arranger and the Banks or any of them under or pursuant to this Agreement and which has become due and payable but has not been paid at the time such demand is made.

17.2     INDEMNITY
         The Guarantor irrevocably and unconditionally agrees as a primary obligation to indemnify the Agent, the Arranger and the Banks from time to time on demand by the relevant Agent from and against any cost, claim, loss, expense (including reasonable legal fees) or liability together with any VAT thereon sustained or incurred by the Agent, the Arranger and the Banks or any of them as a result of any of the obligations of any of the Borrowers under or pursuant to this Agreement being or becoming void, voidable, unenforceable or ineffective as against such Borrower for any reason whatsoever, whether or not known to the Agent, the Arranger and the Banks or any of them or any other person, the amount of such loss being the amount which the person or persons suffering it would otherwise have been entitled to recover from such Borrower.

17.3     ADDITIONAL SECURITY
         The obligations of the Guarantor herein contained shall be in addition to and independent of every other security which the Agent, the Arranger and the Banks or any of them may at any time hold in respect of any of the Borrowers' obligations hereunder.

17.4     CONTINUING OBLIGATIONS
         Subject to Clause 17.10 (Release), the obligations of the Guarantor herein contained shall constitute and be continuing obligations notwithstanding any settlement of account or other matter or thing whatsoever and shall not be considered satisfied by any intermediate payment or satisfaction of all or any of the obligations of any of the Borrowers under this Agreement and shall continue in full force and effect until final payment in full of all amounts owing by each of the Borrowers hereunder and total satisfaction of each of the Borrowers' actual and contingent payment obligations hereunder.

17.5     OBLIGATIONS NOT DISCHARGED
         Neither the obligations of the Guarantor herein contained nor the rights, powers and remedies conferred in respect of the Guarantor upon the Agent, the Arranger and the

         Banks or any of them by this Agreement or by law shall be discharged, impaired or otherwise affected by:

17.5.1 the winding-up, dissolution, administration or re-organisation of any of the Borrowers (other than the Guarantor) or any other person providing any security or guarantee in connection with any obligations assumed hereunder or any change in its status, function, control or ownership;

17.5.2 any of the obligations of any of the Borrowers (other than the Guarantor) or any other person providing any security or guarantee in connection with any obligations assumed hereunder or under any other security taken in respect of any of the Borrowers' obligations hereunder being or becoming illegal, invalid, unenforceable or ineffective in any respect;

17.5.3 time or other indulgence being granted or agreed to be granted to any of the Borrowers in respect of its obligations hereunder or under any such other security;

17.5.4 any amendment to, or any variation, waiver or release of, any obligation of any of the Borrowers hereunder or under any such other security;

17.5.5 any failure to take, or fully to take, any security contemplated hereby or otherwise agreed to be taken in respect of any of the Borrowers' obligations hereunder;

17.5.6 any failure to realise or fully to realise the value of, or any release, discharge, exchange or substitution of, any security taken in respect of any of the Borrowers' obligations hereunder; or

17.5.7 any other act, event or omission which, but for this Clause 17.5, might operate to discharge, impair or otherwise affect any of the obligations of the Guarantor herein contained or any of the rights, powers or remedies conferred upon the Agent, the Arranger and the Banks or any of them by this Agreement or by law.

17.6     SETTLEMENT CONDITIONAL
         Any settlement or discharge between the Guarantor and the Agent, the Arranger and the Banks or any of them shall be conditional upon no security or payment to the Agent, the Arranger and the Banks or any of them by any of the Borrowers or the Guarantor or any other person on behalf of any of the Borrowers or, as the case may be, the Guarantor being avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, insolvency, liquidation or similar laws of general application for the time being in force and, if any such security or payment is so avoided or reduced, the Agent, the Arranger and the Banks shall each be entitled to recover the value or amount of such security or payment from the Guarantor subsequently as if such settlement or discharge had not occurred.

17.7     EXERCISE OF RIGHTS
         Neither the Agent, the Arranger and the Banks nor any of them shall be obliged before exercising any of the rights, powers or remedies conferred upon them in respect of the Guarantor by this Agreement or by law:

17.7.1   to make any demand of any of the Borrowers;

17.7.2 to take any action or obtain judgment in any court against any of the Borrowers;

17.7.3 to make or file any claim or proof in a winding-up or dissolution of any of the Borrowers; or

17.7.4 to enforce or seek to enforce any other security taken in respect of any of the obligations of any of the Borrowers hereunder.

17.8     DEFERRAL OF GUARANTOR'S RIGHTS
         The Guarantor agrees that, so long as any amounts are or may be owed by any of the Borrowers hereunder or any of the Borrowers is under any actual or contingent obligations hereunder, the Guarantor shall not exercise any rights which the Guarantor may at any time have by reason of performance by it of its obligations hereunder:

17.8.1   to be indemnified by any of the Borrowers; and/or

17.8.2 to claim any contribution from any other guarantor of any of the Borrowers' obligations hereunder; and/or

17.8.3 to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Agent, the Arranger and the Banks hereunder or of any other security taken pursuant to, or in connection with, this Agreement by all or any of the Agent, the Arranger and the Banks.

17.9     SUSPENSE ACCOUNTS
         All moneys received, recovered or realised by a Bank by virtue of Clause 17.1 (Guarantee) or Clause 17.2 (Indemnity) may, in that Bank's discretion, be credited to a suspense or impersonal account (bearing interest at a competitive commercial rate) and may be held in such account for so long as such Bank thinks fit pending the application from time to time (as such Bank may think fit) of such moneys in or towards the payment and discharge of any amounts owing by any of the Obligors to such Bank hereunder, provided that such Bank will apply such moneys in payment and discharge of amounts owing by the Obligors to such Bank forthwith in the event that such moneys are of an amount equal to or greater than all the amounts owing by the Obligors hereunder and upon full and final payment of all amounts hereunder this Clause 17.9 shall have no further effect.

17.10    RELEASE
         Not later than two years after all obligations of the Borrowers and the Guarantor hereunder have been fully and finally satisfied the Guarantor shall be released from its obligations under this Clause 17 unless the Agent or any Bank has notified the Guarantor in writing prior to expiry of such two year period that it is of the reasonable opinion that a claim may be required to be made against the Guarantor hereunder following expiry of such two year period or that the Agent or any Bank is aware of any matter or thing which might reasonably give rise to such a claim.

                                     PART 8
                         DEFAULT INTEREST AND INDEMNITY


18.      DEFAULT INTEREST AND INDEMNITY

18.1     DEFAULT INTEREST PERIODS
         If any sum due and payable by any of the Obligors hereunder is not paid on the due date therefor in accordance with the provisions of Clause 20 (Payments) or if any such sum due and payable by any of the Obligors under any judgment of any court in connection herewith is not paid on the date of such judgment, the period beginning on such due date or, as the case may be, the date of such judgment and ending on the date upon which the obligation of such Obligor to pay such sum (the balance thereof for the time being unpaid being herein referred to as an "UNPAID SUM") is discharged shall be divided into successive periods, each of which (other than the first) shall start on the last day of the preceding such period and the duration of each of which shall (except as otherwise provided in this Clause 18) be selected by the Agent (acting reasonably).

18.2     DEFAULT INTEREST
         During each such period relating thereto as is mentioned in Clause 18.1 (Default Interest Periods) an unpaid sum shall bear interest at the rate per annum which is the sum from time to time of one per cent., the Applicable Margin and LIBOR (or, in the case of euros, EURIBOR) on the Quotation Date therefor Provided that:

18.2.1 if, for any such period, LIBOR (or, in the case of euros, EURIBOR) cannot be determined, the rate of interest applicable to such unpaid sum shall be the rate per annum which is the sum of one per cent., the Applicable Margin and the rate per annum determined by the Agent to be equal to the arithmetic mean (rounded upwards, if not already such a multiple, to the nearest whole multiple of one thousandth of one per cent.) of the rates notified by each of the Banks to the Agent before the last day of such period to be those which express as a percentage rate per annum the cost to it of funding from whatever sources it may select its portion of such unpaid sum for such period during such period; and

18.2.2 if such unpaid sum is all or part of a Advance which became due and payable on a day other than the last day of its Term relating thereto the first such period applicable thereto shall be of a duration equal to the unexpired Term and the rate of interest applicable thereto from time to time during such period shall be that which exceeds by one per cent. the rate which would have been applicable to it had it not so fallen due.

18.3     PAYMENT OF DEFAULT INTEREST
         Any interest which shall have accrued under Clause 18.2 (Default Interest) in respect of any sum shall be due and payable and shall be paid by the Obligor owing such sum at the end of the period by reference to which it is calculated or on such other dates thereafter as the Agent may reasonably specify by written notice to such Obligor.

18.4     BROKEN PERIODS

         If any Bank or the Agent on its behalf receives or recovers all or any part of such Bank's share of an Advance otherwise than on the last day of the Term relating to that Advance, the relevant Borrower shall pay to the Agent on demand for account of such Bank an amount equal to the amount (if any) by which (a) the additional interest (excluding the relevant Applicable Margin) which would have been payable on the amount so received or recovered had it been received or recovered on the last day of the relevant Term exceeds (b) the amount of interest which in the opinion of the Agent would have been payable to it on the last day of the relevant Term in respect of a deposit in the currency of the amount so received or recovered equal to the amount so received or recovered placed by it with a prime bank in London for a period starting on the third business day following the date of such receipt or recovery and ending on the last day of the relevant Term.

18.5     BORROWERS' INDEMNITY
         Each of the Borrowers respectively undertakes to indemnify:

18.5.1 the Agent, the Arranger and the Banks against any cost, claim, loss, expense (including legal fees) or liability together with any VAT thereon, which any of them may sustain or incur as a consequence of the occurrence of any Event of Default or any default by it in the performance of any of the obligations expressed to be assumed by it in this Agreement;

18.5.2 the Agent against any cost or loss it may suffer or incur as a result of (i) its entering into, or performing, any foreign exchange contract for the purposes of Clause 20 (Payments);

18.5.3 each Bank against any loss it may suffer or incur as a result of its funding or making arrangements to fund its portion of an Advance requested by a Borrower hereunder but not made by reason of the operation of any one or more of the provisions hereof; and

18.5.4 each Bank which has notified the Agent in accordance with Clause 6.2 (Inability to Fund) that it is unable to fund an Advance during the Term relating thereto in the currency in which such Advance is denominated against any direct cost, claim, loss, expense (including legal fees) or liability together with any VAT thereon which such Bank incurs (having regard, to the extent within the power of such Bank and so far as it is reasonably able to do so, to minimising such cost, claim, loss, expense or liability) as a result of such Bank being unable to so fund its portion of such Advance.

18.6     UNPAID SUMS AS ADVANCES
         Any unpaid sum and any sum referred to in Clause 18.2 (Default Interest) shall (for the purposes of this Clause 18 and Clause 11.1 (Increased Costs)) be treated as an advance and accordingly in this Clause 18 and Clause 11.1 (Increased Costs) the term "Advance" includes any unpaid sum and the term "INTEREST PERIOD" in relation to an unpaid sum or any such sum, includes each such period relating thereto as is mentioned in Clause 18.1 (Default Interest Periods) or, as the case may be, each period by reference to which interest is calculated under Clause 18.2 (Default Interest).

                                     PART 9
                                    PAYMENTS


19.      CURRENCY OF ACCOUNT AND PAYMENT

19.1     CURRENCY OF ACCOUNT
         The dollar is the currency of account and payment for each and every sum at any time due from any of the Obligors hereunder Provided that:

19.1.1 each repayment of an Advance or a part thereof shall be made in the currency in which such Advance is denominated at the time of that repayment;

19.1.2 each payment of interest shall be made in the currency in which the sum in respect of which such interest is payable is denominated;

19.1.3 each payment in respect of costs and expenses shall be made in the currency in which the same were incurred;

19.1.4 each payment pursuant to Clause 9.2 (Tax Indemnity) or Clause 11.1 (Increased Costs) shall be made in the currency in which such cost is incurred as specified by the party claiming thereunder; and

19.1.5 any amount expressed to be payable in a currency other than dollars shall be paid in that other currency.

19.2     CURRENCY INDEMNITY
         If any sum due from any of the Obligors under this Agreement or any order or judgment given or made in relation hereto has to be converted from the currency (the "FIRST CURRENCY") in which the same is payable hereunder or under such order or judgment into another currency (the "SECOND CURRENCY") for the purpose of (a) making or filing a claim or proof against such Obligor, (b) obtaining an order or judgment in any court or other tribunal or (c) enforcing any order or judgment given or made in relation hereto, such Obligor shall indemnify and hold harmless each of the Banks and the Agent to whom such sum is due from and against any loss suffered or incurred as a result of any discrepancy between (i) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and
         (ii) the rate or rates of exchange at which such Bank or the Agent (as the case may be) may in the ordinary course of business (and acting reasonably) purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof Provided that, where any such discrepancy results in any of the Banks and the Agent receiving an amount greater than the sum converted for the purposes referred to in this Clause, the Banks and the Agent shall at the cost and expense of the Guarantor pay an amount equal to such excess to the relevant Obligor provided further that the amount to be paid by the relevant Bank or Agent shall not exceed an amount which would leave such Bank or Agent in no worse position than if such conversion had not been made.

20.      PAYMENTS

20.1     PAYMENTS TO THE AGENT
         On each date on which this Agreement requires an amount to be paid by any of the Obligors or any of the Banks hereunder, such Obligor or, as the case may be, such Bank shall make the same available to the Agent:

20.1.1 where such amount is denominated in dollars by payment in dollars and in same day funds (or in such other funds as may for the time being be customary in New York for the settlement in New York of international banking transactions in dollars) to such account and bank as the Agent may have specified for this purpose; or

20.1.2 where such amount is denominated in euros, by payment in euros and in immediately available, freely transferable, cleared funds to such account with such bank in such financial centre as the Agent shall have specified for this purpose.

20.2     ALTERNATIVE PAYMENT ARRANGEMENTS
         If, at any time, it shall become impracticable (by reason of any action of any governmental authority or any change in law, exchange control regulations or any similar event) for any of the Obligors to make any payments hereunder in the manner specified in Clause 20.1 (Payments to the Agent), then such Obligor may use alternative arrangements for the payment direct to such Bank of amounts due to such Bank hereunder, provided that upon implementation of such alternative arrangements the relevant Bank shall receive the relevant payment in freely transferable and convertible funds and provided further that the relevant Obligor shall be liable for all costs, losses, delays and expenses together with any VAT thereon resulting from using such alternative arrangements and shall indemnify and hold harmless each of the Banks against any costs or expenses incurred by the Banks as a result of using such alternative arrangements. Each Bank making a claim against the Obligors under this Clause 20.2 shall provide the Obligors, through the Agent, with a reasonably detailed explanation as to any such cost or expense incurred by it Provided that nothing contained in this Clause 20.2 shall require any Bank to disclose any confidential information relating to the organisation of its affairs. Any Obligor employing any alternative payment arrangements pursuant to this Clause 20.2 shall immediately notify the Agent thereof and shall thereafter promptly notify such Agent of all payments made direct to the relevant Bank.

20.3     PAYMENTS BY THE AGENT
         Save as otherwise provided herein, each payment received by the Agent for the account of another person pursuant to Clause 20.1 (Payments to the Agent) shall:

20.3.1 in the case of a payment received for the account of a Borrower, be made available by the Agent to such Borrower by application:

         (a) first, in or towards payment (on the date, and in the currency and funds, of receipt) of any amount then due from such Borrower hereunder to the Bank from whom the amount was so received or in or towards the purchase of any amount of any currency to be so applied; and

         (b) secondly, in or towards payment (on the date, and in the currency and funds, of receipt) to such account with such bank in the principal financial centre of the country of the currency of such payment as such Borrower shall have previously notified to the Agent for the purpose; and

20.3.2 in the case of any other payment, be made available by the Agent to the person for whose account such payment was received (in the case of a Bank, for the account of its relevant Facility Office) for value the same day by transfer to such account of such person with such bank in the principal financial centre of the country of the currency of such payment as such person shall have previously notified to the Agent.

20.4     NO SET-OFF
         All payments required to be made by any of the Obligors hereunder shall be calculated without reference to any set-off or counterclaim and shall be made free and clear of and without any deduction for or on account of any set-off or counterclaim.

20.5     CLAWBACK
         Where a sum is to be paid hereunder to the Agent for account of another person, the Agent shall not be obliged to make the same available to that other person or to enter into or perform any exchange contract in connection therewith until it has been able to establish to its satisfaction that it has actually received such sum, but if it does so and it proves to be the case that it had not actually received such sum, then the person (the "RELEVANT PERSON") to whom such sum or the proceeds of such exchange contract was so made available shall on request repay the same to the Agent together with an amount sufficient to put the Agent in no better or worse position than that in which it would have been had it not paid out such sum or the proceeds of such exchange contract prior to its having received such sum Provided that, if the relevant person is a Borrower, the Agent will request repayment of the relevant sum or proceeds from such Borrower only if the Agent believes that the person from whom such sum or proceeds are to be received will not within a reasonable period of time pay such sum or proceeds to the Agent.

20.6     NON-PAYMENT BY BANKS
         Where the Agent reasonably believes that a Bank will not make any Advance or pay any sum it is required to make or pay in accordance with this Agreement then the Agent shall promptly inform the Guarantor of this belief Provided that it is not reasonable for the Agent to form this belief solely on the grounds that payment from a Bank has not been received at the time it is due.


21.      SET-OFF

21.1     CONTRACTUAL SET-OFF
         Each of the Obligors authorises each Bank to apply any credit balance to which such Obligor is entitled on any account of such Obligor with that Bank in satisfaction of any sum due and payable from such Obligor to such Bank hereunder but unpaid; for this purpose, each Bank is authorised to purchase with the moneys standing to the credit of any such account such other currencies as may be necessary to effect such application.

21.2     SET-OFF NOT MANDATORY
         No Bank shall be obliged to exercise any right given to it by Clause
         21.1 (Contractual Set-off).


22.      SHARING

22.1     REDISTRIBUTION OF PAYMENTS
         Subject to Clause 22.3 (Recoveries Through Legal Proceedings), if at any time, the proportion which any Bank (a "RECOVERING BANK") has received or recovered (whether by payment, the exercise of a right of set-off or combination of accounts or otherwise) in respect of its portion of any payment (a "RELEVANT PAYMENT") to be made under this Agreement by any of the Obligors for account of such Recovering Bank and one or more other Banks is greater (the portion of such receipt or recovery giving rise to such excess proportion being herein called an "EXCESS AMOUNT") than the proportion thereof so received or recovered by the Bank or Banks so receiving or recovering the smallest proportion thereof, then:

22.1.1 such Recovering Bank shall inform the Agent of such receipt or recovery and pay to the Agent an amount equal to such excess amount;

22.1.2 there shall thereupon fall due from such Obligor to such Recovering Bank an amount equal to the amount paid out by such Recovering Bank pursuant to paragraph (a) above, the amount so due being, for the purposes hereof, treated as if it were an unpaid part of such Recovering Bank's portion of such relevant payment; and

22.1.3 the Agent shall treat the amount received by it from such Recovering Bank pursuant to paragraph (a) above as if such amount had been received by it from such Obligor in respect of such relevant payment and shall pay the same to the persons entitled thereto (including such Recovering Bank) pro rata to their respective entitlements thereto,

         PROVIDED THAT to the extent that any excess amount is attributable to a payment to a Bank pursuant to Clause 20.3.1 (a) of Clause 20.3 (Payments by the Agent) such portion of such excess amount as is so attributable shall not be required to be shared pursuant hereto.

22.2     REPAYABLE RECOVERIES
         If any sum (a "RELEVANT SUM") received or recovered by a Recovering Bank in respect of any amount owing to it by any of the Obligors becomes repayable and is repaid by such Recovering Bank, then:

22.2.1 each Bank which has received a share of such relevant sum by reason of the implementation of Clause 22.1 (Redistribution of Payments) shall, upon request of the Agent, pay to the Agent for account of such Recovering Bank an amount equal to its share of such relevant sum; and

22.2.2 there shall thereupon fall due from such Obligor to each such Bank an amount equal to the amount paid out by it pursuant to paragraph 22.2.1 above, the amount so due being, for the purposes hereof, treated as if it were the sum payable to such Bank against which such Bank's share of such relevant sum was applied.

22.3     RECOVERIES THROUGH LEGAL PROCEEDINGS
         If any Bank shall commence any action or proceeding in any court to enforce its rights hereunder after consultation with the other Banks and with the consent of an Instructing Group (such consent not to be unreasonably withheld) and, as a result thereof or in connection therewith, shall receive any excess amount (as defined in Clause 22.1 (Redistribution of Payments)), then such Bank shall not be required to share any portion of such excess amount with any Bank which has the legal right to, but does not, join in such action or proceeding or commence and diligently prosecute a separate action or proceeding to enforce its rights in another court.

                                     PART 10
                            FEES, COSTS AND EXPENSES


23.      FEES

23.1     ARRANGEMENT FEE
         VNU N.V. shall pay to the Arranger the arrangement fee specified in the letter of even date herewith from the Arranger to VNU N.V. at the time, and in the amount, specified in such letter.

23.2     AGENCY FEE
         VNU N.V. shall pay to the Agent for its own account the agency fees specified in the letter of even date herewith from the Agent to VNU N.V. at the times, and in the amounts, specified in such letter.

23.3     COMMITMENT COMMISSION
         VNU N.V. shall pay to the Agent for account of each Bank a commitment commission on the amount of such Bank's Available Commitment from time to time during the period beginning on the date hereof and ending on the Final Maturity Date, such commitment commission to be calculated at a rate of 0.20% per annum and payable in arrear on the last day of each successive period of three months which ends during such period and on the Final Maturity Date.


24.      COSTS AND EXPENSES

24.1     TRANSACTION EXPENSES
         The Guarantor shall, on demand of the Agent, reimburse the Agent and the Arranger for all costs and expenses (including reasonable legal fees) together with any VAT thereon incurred by each of them in connection with the negotiation, preparation and execution of this Agreement and the completion of the transactions herein contemplated, subject to any limitations thereon separately agreed between the Guarantor and the Agent.

24.2     PRESERVATION AND ENFORCEMENT OF RIGHTS
         Each of the Borrowers shall, from time to time on demand of the Agent, reimburse the Agent, the Arranger and the Banks for all costs and expenses (including legal fees) together with any VAT thereon incurred in or in connection with the preservation and/or enforcement of any of the rights of the Agent, the Arranger and the Banks under this Agreement.

24.3     STAMP TAXES
         Each of the Borrowers shall pay all stamp, registration and other taxes to which this Agreement or any judgment given in connection herewith is or at any time may be subject and shall, from time to time on demand of the Agent, indemnify the Agent, the Arranger and the Banks against any liabilities, costs, claims and expenses resulting from any failure to pay or any delay in paying any such tax.

24.4     AGENTS' COSTS
          In case of any amendment or proposed amendment hereto requested by the Guarantor, the Borrowers shall discuss with the Agent the costs involved and upon agreement in respect thereof shall compensate the Agent in respect thereof.

24.5     BANKS' LIABILITIES FOR COSTS
         If any Borrower fails to perform any of its obligations under this Clause 24, each Bank shall, in its Proportion, indemnify the Agent and the Arranger against any loss incurred by either of them as a result of such failure and such Borrower shall forthwith reimburse each Bank for any payment made by it pursuant to this Clause 24.5.

                                     PART 11
                                AGENCY PROVISIONS


25.      THE AGENT, THE ARRANGER AND THE BANKS

25.1     APPOINTMENT OF THE AGENT
         The Arranger and each Bank hereby appoints the Agent to act as its agent in connection herewith and authorises the Agent to exercise such rights, powers, authorities and discretions as are specifically delegated to it by the terms hereof together with all such rights, powers, authorities and discretions as are reasonably incidental thereto, provided that the Agent shall not start any legal proceedings on behalf or in the name of any Bank without that Bank's prior written consent.

25.2     AGENT'S DISCRETIONS
         The Agent may:

25.2.1 assume that (i) any representation made by any of the Obligors in connection herewith is true, (ii) no Event of Default or Potential Event of Default has occurred, (iii) none of the Obligors is in breach of or default under its obligations hereunder and (iv) any right, power, authority or discretion vested herein upon an Instructing Group, the Banks or any other person or group of persons has not been exercised unless in any such case its agency department has, in its capacity as agent for the Banks actual knowledge of or received actual notice to the contrary from any other party hereto;

25.2.2 assume that the Facility Office of each Bank is that identified with its signature below (or, in the case of a Transferee, at the end of the Bank Transfer Certificate to which it is a party as Transferee) until it has received from such Bank a notice designating some other office of such Bank to replace any such Facility Office and act upon any such notice until the same is superseded by a further such notice;

25.2.3 engage and pay for the advice or services of any lawyers, accountants, surveyors or other experts whose advice or services may to it seem necessary, expedient or desirable and rely upon any advice so obtained;

25.2.4 rely as to any matters of fact which might reasonably be expected to be within the knowledge of any of the Obligors upon a certificate signed by or on behalf of such Obligor;

25.2.5   rely upon any communication or document believed by it to be genuine;

25.2.6 refrain from exercising any right, power or discretion vested in it as agent hereunder unless and until instructed by an Instructing Group as to whether or not such right, power or discretion is to be exercised and, if it is to be exercised, as to the manner in which it should be exercised; and

25.2.7 refrain from acting in accordance with any instructions of an Instructing Group to begin any legal action or proceeding arising out of or in connection with this Agreement until it shall have received such security as it may require (whether by way of payment in advance or otherwise) for all costs, claims, losses, expenses (including legal fees) and liabilities together with any VAT thereon which it will or may expend or incur in complying with such instructions.

25.3     AGENT'S OBLIGATIONS
         The Agent shall:

25.3.1 promptly inform each Bank of the contents of any notice or document received by it in its capacity as Agent from any of the Obligors hereunder;

25.3.2 promptly notify each Bank of the occurrence of any Event of Default or any default by any of the Obligors in the due performance of or compliance with its obligations under this Agreement of which the Agent has actual knowledge or received actual notice from any other party hereto;

25.3.3 save as otherwise provided herein, act as agent hereunder in accordance with any instructions given to it by an Instructing Group, which instructions shall be binding on the Arranger and the Banks; and

25.3.4 if so instructed by an Instructing Group, refrain from exercising any right, power or discretion vested in it as agent hereunder.

25.4     EXCLUDED OBLIGATIONS
         Notwithstanding anything to the contrary expressed or implied herein, neither the Agent nor the Arranger shall:

25.4.1 be bound to enquire as to (i) whether or not any representation made by any of the Obligors in connection herewith is true, (ii) the occurrence or otherwise of any Event of Default or Potential Event of Default,
         (iii) the performance by any of the Obligors of its obligations hereunder or (iv) any breach of or default by any of the Obligors of or under its obligations hereunder;

25.4.2 be bound to account to any Bank for any sum or the profit element of any sum received by it for its own account;

25.4.3 be bound to disclose to any other person any information relating to any member of the VNU Group if such disclosure would or might in its opinion constitute a breach of any law or regulation or be otherwise actionable at the suit of any person; or

25.4.4 be under any obligations or fiduciary duties other than those for which express provision is made herein.

25.5     INDEMNIFICATION
         Each Bank shall, in its Proportion, from time to time on demand by the Agent, indemnify the Agent against any and all costs, claims, losses, expenses (including legal fees) and liabilities together with any VAT thereon which the Agent may incur, otherwise than by reason of its own gross negligence or wilful misconduct, in acting in its capacity as agent hereunder.

25.6     EXCLUSION OF LIABILITIES
         Neither the Agent nor the Arranger accept any responsibility for the accuracy and/or completeness of any information supplied by any of the Obligors in connection herewith or for the legality, validity, effectiveness, adequacy or enforceability of this Agreement and neither the Agent nor the Arranger shall be under any liability as a result of taking or omitting to take any action in relation to this Agreement, save in the case of gross negligence or wilful misconduct.

25.7     NO ACTIONS
         Each of the Banks agrees that it will not assert or seek to assert against any director, officer or employee of either the Agent or the Arranger any claim it might have against any of them in respect of the matters referred to in Clause 25.6 (Exclusion of Liabilities).

25.8     BUSINESS WITH THE VNU GROUP
         The Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the VNU Group.

25.9     RESIGNATION AND REMOVAL
         The Agent may resign, and an Instructing Group may remove the Agent from, its appointment hereunder at any time without assigning any reason therefor by giving not less than thirty days' prior written notice to that effect to each of the other parties hereto Provided that no such resignation or removal shall be effective until a successor for such Agent is appointed in accordance with the succeeding provisions of this Clause 25.

25.10    SUCCESSOR AGENT
          If an Agent gives notice of its resignation or (as the case may be) an Instructing Group gives notice of the removal of the Agent pursuant to Clause 25.9 (Resignation and Removal), then any reputable and experienced bank or other financial institution may be appointed as a successor to the Agent by an Instructing Group (subject to the prior written consent of the Guarantor, not to be unreasonably withheld) during the period of such notice but, if no such successor is so appointed, the Agent may appoint such a successor itself (subject to the prior written consent of the Guarantor, not to be unreasonably withheld).

25.11    RIGHTS AND OBLIGATIONS
         If a successor to the Agent is appointed under the provisions of Clause
         25.10 (Successor Agent), then (a) the retiring Agent shall be discharged from any further obligation hereunder but shall remain entitled to the benefit of the provisions of this Clause 25 and (b) its successor and each of the other parties hereto shall have the same rights and obligations amongst themselves as they would have had if such successor had been a party hereto.

25.12    OWN RESPONSIBILITY
         It is understood and agreed by each Bank that it has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigations into the financial condition, creditworthiness, condition, affairs, status and nature of each member of the VNU Group and, accordingly, each Bank warrants to the Agent and the Arranger that it has not relied on and will not hereafter rely on the Agent or the Arranger:

25.12.1 to check or enquire on its behalf into the adequacy, accuracy or completeness of any information provided by any of the Obligors in connection with this Agreement or the transactions herein contemplated (whether or not such information has been or is hereafter circulated to such Bank by the Agent or the Arranger); or

25.12.2 to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of any member of the VNU Group.

25.13    AGENCY DIVISIONS SEPARATE
         In acting as Agent and/or Arranger hereunder for the Banks the Agent and the Arranger shall be regarded as acting through its agency division (if applicable) which shall be treated as a separate entity from any other of its divisions or departments and, notwithstanding the foregoing provisions of this Clause 25, any information received by some other division or department of the Agent or, as the case may be, the relevant Arranger may be treated as confidential and shall not be regarded as having been given to the Agent's or, as the case may be, the relevant Arranger's agency division.

25.14    CONFIDENTIAL INFORMATION
          Notwithstanding anything to the contrary expressed or implied herein and without prejudice to the provisions of Clause 25.13 (Agency Divisions Separate), the Agent shall not as between itself and the Banks be bound to disclose to any Bank or other person any information which is supplied by any member of the VNU Group to the Agent in its capacity as agent hereunder for the Banks and which is identified by such member of the VNU Group at the time it is so supplied as being confidential information Provided that the Agent may disclose to the Banks any information which in the opinion of the Agent relates to an Event of Default or Potential Event of Default or in respect of which the Banks have given a confidentiality undertaking in a form satisfactory to the Agent and the Guarantor.

25.15    PAYMENTS BY THE AGENT
         In relation to the payment of any amount denominated in the euro, the Agent shall not be liable to the Borrowers or any of the Banks in any way whatsoever for any delay, or the consequences of any delay, in the crediting to any account of any amount required by this Agreement to be paid by the Agent if the Agent shall have taken all relevant steps to achieve, on the date required by this Agreement, the payment of such amount in immediately available, freely transferable, cleared funds (in the euro unit) to the account with the bank in the principal financial centre in the participating member state which the Borrowers or, as the case may be, any Bank shall have specified for such purpose. In this Clause 25.15, "all relevant steps" means all such steps as may be prescribed from time to time by the regulations or operating procedures of the Trans-European Automated Real-Time Gross Settlement Transfer

         System (TARGET) or any system which replaces TARGET for the purposes of clearing or settling payments of the euro.

                                     PART 12
                            ASSIGNMENTS AND TRANSFERS


26.      ASSIGNMENTS AND TRANSFERS

26.1     BINDING AGREEMENT
         This Agreement shall be binding upon and enure to the benefit of each party hereto and its or any subsequent successors, transferees and assigns.

26.2     NO ASSIGNMENTS AND TRANSFERS BY THE OBLIGORS
         None of the Obligors shall be entitled to assign or transfer all or any of its rights, benefits and obligations hereunder other than in accordance with Clause 26.10 (Transfers of Advances by Borrowers).

26.3     ASSIGNMENTS AND TRANSFERS BY BANKS
         Any Bank may, at any time subject to at least ten business days' prior written notice to the Guarantor (during which time, if it is after the Syndication Date, such Bank shall consult the Guarantor in respect of the relevant assignment or transfer) assign all or any of its rights and benefits hereunder or transfer in accordance with Clause 26.5 (Transfers by Banks) all or any of its rights, benefits and obligations hereunder to any other bank or financial institution (in relation to which the representation contained in Clause 10.3 (Bank's Representation) is true on the date on which such assignment or transfer takes effect, and, on such date, Clause 11.3 (Illegality) would not apply to the relevant assignee or transferee) Provided that (unless the relevant assignment or transfer is of all of a Bank's rights and benefits or all of its rights, benefits and obligations (as the case may be)) following such assignment or transfer:

26.3.1 each Bank shall retain a portion of its share of the Advances having a Dollar Amount of not less than US$15,000,000; and

26.3.2 the relevant assignee's or Transferee Bank's share of the Dollar Amounts of Advances is at least equal to US$15,000,000.

26.4     ASSIGNMENTS BY BANKS
         If any Bank assigns all or any of its rights and benefits hereunder in accordance with Clause 26.3 (Assignments and Transfers by Banks), then, unless and until the assignee has agreed with the Agent, the Arranger and the other Banks that it shall be under the same obligations towards each of them as it would have been under if it had been an original party hereto as a Bank (whereupon such assignee shall become a party hereto as a "Bank"), the Agent, the Arranger and the other Banks shall not be obliged to recognise such assignee as having the rights against each of them which it would have had if it had been such a party hereto.

26.5     TRANSFERS BY BANKS
          If any Bank wishes to transfer all or any of its rights, benefits and/or obligations hereunder as contemplated in (and only in accordance with) Clause 26.3 (Assignments and Transfers by Banks) then such transfer may be effected by the delivery to the

         Agent of a duly completed and duly executed Bank Transfer Certificate (or other document having substantially the same effect) in which event, on the later of the Bank Transfer Date specified in such Bank Transfer Certificate or other document and the fifth business day after (or such earlier business day endorsed by the Agent on such Bank Transfer Certificate or other document falling on or after) the date of delivery of such Bank Transfer Certificate or other document to the
         Agent:

26.5.1 to the extent that in such Transfer Certificate or other document the Bank party thereto seeks to transfer its rights, benefits and obligations hereunder, each of the Obligors and such Bank shall be released from further obligations towards one another hereunder and their respective rights against one another shall be cancelled (such rights and obligations being referred to in this Clause 26.5 as "DISCHARGED RIGHTS AND OBLIGATIONS");

26.5.2 each of the Obligors and the Transferee Bank party thereto or to such other document shall assume obligations towards one another and/or acquire rights against one another which differ from such discharged rights and obligations only insofar as such Obligor and such Transferee Bank have assumed and/or acquired the same in place of such Obligor and such Bank;

26.5.3 the Agent, the Arranger, such Transferee Bank and the other Banks shall acquire the same rights and benefits and assume the same obligations between themselves as they would have acquired and assumed had such Transferee Bank been an original party hereto as a Bank with the rights, benefits and/or obligations acquired or assumed by it as a result of such transfer; and

26.5.4   such Transferee Bank shall become a party hereto as a "Bank".

26.6     TRANSFER FEES
         On the date upon which a transfer takes effect pursuant to Clause 26.5 (Transfers by Banks) (save for a transfer by a Bank of all of its rights, benefits and/or obligations hereunder to a subsidiary, holding company or subsidiary of a holding company of such Bank) the Transferee Bank in respect of such transfer shall pay to the Agent for its own account a transfer fee of $ 1,000.

26.7     DISCLOSURE OF INFORMATION
         Any Bank may disclose to any actual or potential assignee or Transferee Bank or to any person who may otherwise enter into contractual relations with such Bank in relation to this Agreement (each a "RELEVANT PERSON"), provided that any such relevant person has entered into a confidentiality agreement in a form agreed between the Guarantor and such Bank (but subject to Clause 26.8 (Exceptions)), such information about the Obligors and the VNU Group as such Bank shall consider appropriate.

26.8     EXCEPTIONS
         Any Bank may, notwithstanding Clause 26.7 (Disclosure of Information) disclose at any time any information:

26.8.1   which at the relevant time is in the public domain;

26.8.2 which was lawfully in its possession or its advisers prior to such disclosure without being subject to a confidentiality undertaking;



26.8.3 the disclosure of which is required by law or court order or any competent regulatory body or which is necessitated by any legal proceedings or audit requirement upon prior notice to the Guarantor;

26.8.4 the disclosure of which is made to an affiliate of such Bank (where "AFFILIATE" for this purpose means a subsidiary or holding company, or a subsidiary of a holding company, of such Bank) in circumstances where it is such Bank's usual practice to make such disclosure or where such disclosure is required as part of such Bank's management or reporting policies upon prior notice to the Guarantor and subject to such affiliate entering into a confidentiality undertaking in respect thereof with the Guarantor;

26.8.5 where such disclosure is made to the Agent, the Arranger or any other Bank; or

26.8.6 where such disclosure is made to its auditors or legal or other professional advisers.

26.9     LIMITATION ON GROSS-UPS AND INDEMNITIES
         If any Bank assigns or transfers (in accordance with Clause 26.3 (Assignments and Transfers by Banks)) any of its rights, benefits and obligations hereunder or changes its Facility Office and, at the time of such assignment, transfer or change, there arises, or it is reasonably foreseeable at the time of such assignment, transfer or change that as a result of such assignment, transfer or change there would arise, an obligation on the part of a Borrower to such Bank or its assignee or transferee or any other person to pay or indemnify any amount in excess of the amount it would have been obliged to pay had such assignment, transfer or change not occurred, then such Borrower shall not be obliged to pay the amount of such excess Provided that this Clause 26.9 shall not apply in relation to any assignment, transfer or change made at the request of an Obligor.

26.10    TRANSFERS OF ADVANCES BY BORROWERS
         If any Borrower wishes to transfer all of its rights, benefits and/or obligations in respect of any Advance made available to it hereunder then such transfer may be effected by the giving of no less than ten business days notice to the Agent and delivery to the Agent of a duly completed and duly executed Borrower Transfer Certificate in the form set out in Part B of the Second Schedule (together with, if the party to which such Borrower wishes to make such transfer is an Additional Borrower, a duly completed and duly executed Accession Agreement in the form set out in the Fifth Schedule and each of the condition precedent documents referred to therein, in form and substance satisfactory to the Agent, acting reasonably, such that such Additional Borrower shall become a Borrower hereunder on the Effective

         Borrower Transfer Date specified in such Borrower Transfer Certificate), in which event on the Effective Borrower Transfer Date:

26.10.1 to the extent that in such Borrower Transfer Certificate the Borrower party thereto seeks to transfer its rights, benefits and obligations in and to such Advance, such Borrower shall be released from further obligations owed to the other parties hereto in respect of such Advance and the rights of the other parties hereto against such Borrower in respect of such Advance shall be cancelled (such rights and obligations being referred to in this Clause 28.10 as "DISCHARGED RIGHTS AND OBLIGATIONS");

26.10.2 each of the Agent, the Arranger, the Banks and the Transferee Borrower party thereto shall assume obligations towards one another and/or acquire rights against one another which differ from such discharged rights and obligations only insofar as the Agent, the Arranger, the Banks and such Transferee Borrower have assumed and/or acquired the same in place of such Borrower, the Agent, the Arranger and the Banks;

26.10.3 the Obligors and the Transferee Borrower shall acquire the same rights and benefits and assume the same obligations towards one another as they would have acquired and assumed had such Transferee Borrower been an original party hereto as a Borrower with the rights, benefits and/or obligations acquired or assumed by it as a result of such transfer; and

26.10.4  such Transferee Borrower shall become a party hereto as a "Borrower".

26.11    PAYMENT OF INTEREST ON TRANSFERRED ADVANCES
         If any Borrower transfers all or part of its rights, benefits and/or obligations in respect of any Advance pursuant to Clause 26.10 (Transfers of Advances by Borrowers) other than on the last day of the Term relating thereto, then save as agreed between the relevant Borrowers and the Agent:

26.11.1 the Borrower to which such rights, benefits and/or obligations are transferred shall pay accrued interest on such Advance, on the last day of such Term, for the period from the date on which such Advance was transferred to it until the last day of such Term; and

26.11.2 the Borrower making such transfer shall pay accrued interest on such Advance on the last day of such Term for the period from the first day of such Term until the date of such transfer.

                                     PART 13
                                  MISCELLANEOUS


27.      CALCULATIONS AND EVIDENCE OF DEBT

27.1     BASIS OF ACCRUAL
         Interest shall accrue from day to day and shall be calculated on the basis of a year of 360 days (or, in any case where market practice differs, in accordance with market practice) and the actual number of days elapsed.

27.2     PROPORTIONATE REDUCTIONS
         Any repayment of an Advance denominated in euros shall reduce the amount of such Advance by the amount of such euros repaid and shall reduce the Dollar Amount of such Advance proportionately.

27.3     QUOTATIONS
          If on any occasion a Reference Bank or Bank fails to supply the Agent with a quotation required of it under the foregoing provisions of this Agreement, the rate for which such quotation was required shall be determined from those quotations which are supplied to the Agent.

27.4     EVIDENCE OF DEBT
          Each Bank shall maintain in accordance with its usual practice accounts evidencing the amounts from time to time lent by and owing to it hereunder.

27.5     CONTROL ACCOUNTS
         The Agent shall maintain on its books a control account or accounts in which shall be recorded (a) the amount of any Advance made or arising hereunder and each Bank's share therein, (b) the amount of all principal, interest and other sums due or to become due from any of the Obligors to any of the Banks hereunder and each Bank's share therein and (c) the amount of any sum received or recovered by the Agent hereunder and each Bank's share therein.

27.6     PRIMA FACIE EVIDENCE
         In any legal action or proceeding arising out of or in connection with this Agreement, the entries made in the accounts maintained pursuant to Clause 27.4 (Evidence of Debt) and Clause 27.5 (Control Accounts) shall be prima facie evidence of the existence and amounts of the specified obligations of the Obligors in the absence of manifest error.

27.7     CERTIFICATES OF BANKS
         A certificate of a Bank as to (a) the amount by which a sum payable to it hereunder is to be increased under Clause 9.1 (Tax Gross-up) or (b) the amount for the time being required to indemnify it against any such cost, payment or liability as is mentioned in Clause 9.2 (Tax Indemnity) or Clause 11.1 (Increased Costs) shall, in the absence of manifest error, be prima facie evidence of the existence and amounts of the specified obligations of the Obligors.

27.8     AGENT'S CERTIFICATE
         A certificate of the Agent as to the amount at any time due from any of the Borrowers hereunder or the amount which, but for any of the obligations of such Borrower hereunder being or becoming void, voidable, unenforceable or ineffective, at any time would have been due from such Borrower hereunder shall, in the absence of manifest error, be conclusive for the purposes of Part 7 (Guarantee).

27.9     POWERS OF ATTORNEY
         If any party hereto is represented by an attorney or attorneys in connection with the signing and/or executing and/or delivery of this Agreement or any agreement or document referred to herein or made pursuant hereto and the relevant power or powers of attorney is or are expressed to be governed by the laws of a particular jurisdiction, it is hereby expressly acknowledged and accepted by the other parties hereto that such laws shall govern the existence and extent of such attorney's or attorneys' authority and the effects of the exercise thereof.


28.      REMEDIES AND WAIVERS, PARTIAL INVALIDITY

28.1     REMEDIES AND WAIVERS
         No failure to exercise, nor any delay in exercising, on the part of the Agent, the Arranger and the Banks or any of them, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

28.2     PARTIAL INVALIDITY
         If, at any time, any provision hereof is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.


29.      NOTICES

29.1     COMMUNICATIONS IN WRITING
         Each communication to be made hereunder shall, unless otherwise stated, be made in writing and by fax, telex or letter.

29.2     DELIVERY
         Any communication or document to be made or delivered by one person to another pursuant to this Agreement shall (unless that other person has by fifteen days' written notice to the Agent specified another address) be made or delivered to that other person at the address identified with its signature below (or, in the case of a Transferee, at the end of the Bank Transfer Certificate to which it is a party as Transferee) and shall be deemed to have been made or delivered when despatched (in the case of any communication made by fax or telex) or (in the case of any communication made by letter) when left at that address or (as the case may be) ten days after being deposited in the post postage prepaid in an envelope addressed to it at that address Provided that:

29.2.1 any such communication or document to be made or delivered to the Agent shall be effective only when received by the Agent and then only if the same is expressly marked for the attention of the department or officer identified with the Agent's signature below (or such other department or officer as the Agent shall from time to time specify for this purpose);

29.2.2 any communication or document to be made or delivered to any Bank having more than one Facility Office shall (unless such Bank has by fifteen days' written notice to the Agent specified another address) be made or delivered to such Bank at the address identified with its signature below (or, in the case of a Transferee, at the end of the Bank Transfer Certificate to which it is a party as Transferee) as its main Facility Office;

29.2.3 any communication or document sent to any Borrower other than the Guarantor shall be copied to the Guarantor; and

29.2.4 any communication or document sent to any Obligor or Obligors by fax shall be confirmed by dispatch of the relevant communication or document to the relevant Obligor or Obligors by courier, registered mail or telex at the option of the party making such communication.

29.3     ENGLISH LANGUAGE
         Each communication and document made or delivered by one party to another pursuant to this Agreement shall be in the English language or accompanied by an accurate translation thereof into English.


30.      AMENDMENTS

30.1     AMENDMENT PROCEDURES
         The Agent, if it has the prior written consent of an Instructing
         Group, and the Obligors may from time to time agree in writing to amend this Agreement or to waive, prospectively or retrospectively, any of the requirements of this Agreement and any amendments or waivers so agreed shall be binding on all the Banks, the Arranger and the Obligors Provided that:

30.1.1 no such waiver or amendment shall subject any party hereto to any new or additional obligations without the consent of such party;

30.1.2 without the prior written consent of all the Banks, no such amendment or waiver shall:

         (a) amend or waive any provision of Clause 22 (Sharing), Clause 17 (Guarantee and Indemnity) or this Clause 30;

         (b) reduce the proportion of any amount received or recovered (whether by way of set-off, combination of accounts or otherwise) in respect of any amount due from any of the Borrowers hereunder to which any Bank is entitled;

         (c) change the principal amount of or currency of any Advance, or defer any Repayment Date or the Final Maturity Date;

         (d) reduce the Applicable Margin, reduce the amount or change the currency or defer the date for any payment of interest, fees or any other amount payable hereunder to all or any of the Agent, the Arranger and the Banks;

         (e)      amend the definition of Instructing Group; or

         (f) amend any provision which contemplates the need for the consent or approval of all the Banks; and

30.1.3 notwithstanding any other provisions hereof, the Agent shall not be obliged to agree to any such amendment or waiver if the same would:

         (a) unless the Agent has received the prior consent of all the Banks) amend or waive any provision of this Clause 30, Clause 24 (Costs and Expenses) or Part 11 (Agency Provisions); or

         (b) otherwise amend or waive the Agent's rights hereunder or subject either the Agent or the Arranger to any additional obligations hereunder.

30.2     AMENDMENT COSTS
         If the Borrowers request any amendment or waiver in accordance with Clause 30.1 (Amendment Procedures) then the Borrowers shall, on demand of the Agent, reimburse the Agent, the Arranger and the Banks for all reasonable costs and expenses (including reasonable legal fees) together with any VAT thereon incurred by the Agent, the Arranger and the Banks in responding to or complying with such request.

30.0     COUNTERPARTS

         This Agreement may be executed in two or more counterparts which, when taken together, shall constitute one and the same instrument.

                                     PART 14
                              LAW AND JURISDICTION


31.      LAW AND JURISDICTION

31.1     ENGLISH LAW
         This Agreement shall be governed by, and shall be construed in accordance with, English law.

31.2     ENGLISH COURTS
         Each of the parties hereto irrevocably agrees for the benefit of each of the Agent, the Arranger and the Banks that the courts of England shall have jurisdiction to hear and determine any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Agreement (respectively "PROCEEDINGS" and "DISPUTES") and, for such purposes, irrevocably submits to the jurisdiction of such courts.

31.3     APPROPRIATE FORUM
         Each of the Obligors irrevocably waives any objection which it might now or hereafter have to the courts referred to in Clause 31.2 (English Courts) being nominated as the forum to hear and determine any Proceedings and to settle any Disputes and agrees not to claim that any such court is not a convenient or appropriate forum.

31.4     SERVICE OF PROCESS
         Each of the Obligors agrees that the process by which any Proceedings are begun may be served on it by being delivered in connection with any Proceedings in England, to Law Debenture Corporate Services Limited, Princes House, 95 Gresham Street, London EC2V 7LC, or other its registered office for the time being. If the appointment of the person mentioned in this Clause 31.4 ceases to be effective in respect of any of the Obligors, such Obligor shall immediately appoint a further person in England to accept service of process on its behalf in England and, failing such appointment within 15 days, the Agent shall be entitled to appoint such a person by notice to such Obligor. Nothing contained herein shall affect the right to serve process in any other manner permitted by law.

31.5     NON-EXCLUSIVE SUBMISSIONS
         The submission to the jurisdiction of the courts referred to in Clause
         31.2 (English Courts) shall not (and shall not be construed so as to) limit the right of the Agent, the Arranger and the Banks or any of them to take Proceedings against any of the Obligors in any other court of competent jurisdiction nor shall the taking of Proceedings in any one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

31.6     CONSENT TO ENFORCEMENT

         Each of the Obligors hereby consents generally in respect of any Proceedings to the issue of any process in connection with such Proceedings including the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such Proceedings.

31.7     WAIVER OF IMMUNITY
         To the extent that any of the Obligors may in any jurisdiction claim for itself or its assets immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that in any such jurisdiction there may be attributed to itself or its assets such immunity (whether or not claimed), such Obligor hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity to the full extent permitted by the laws of such jurisdiction.

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written.

                                   SCHEDULE 1
                                    THE BANKS


BANK                                                 COMMITMENT ($)

MERRILL LYNCH CAPITAL CORPORATION                    3,000,000,000

                                   SCHEDULE 2

                                     PART A
                        FORM OF BANK TRANSFER CERTIFICATE
To:  [Agent]

                            BANK TRANSFER CERTIFICATE

relating to the agreement (as from time to time amended, varied, novated or supplemented, the "FACILITY AGREEMENT") dated [ ] 2000 whereby a $3,000,000,000 revolving credit facility was made available to VNU N.V. as original borrower by a group of banks on whose behalf [ ] acted as agent in connection therewith.

1. Terms defined in the Facility Agreement shall, subject to any contrary indication, have the same meanings herein. The terms Bank, Transferee Bank's Participation and Amount Transferred are defined in the schedule hereto.

2. The Bank (i) confirms that the Bank's Participation accurately summarises its participation in the Facility Agreement and (ii) requests the Transferee Bank to accept and procure the transfer to the Transferee Bank of a percentage of the Bank's Participation by counter-signing and delivering this Bank Transfer Certificate to the Agent at its address for the service of notices specified in the Facility Agreement.

3. The Transferee hereby requests the Agent to accept this Bank Transfer Certificate as being delivered to the Agent pursuant to and for the purposes of Clause 26.5 (Transfers by Banks) of the Facility Agreement so as to take effect in accordance with the terms thereof on the Bank Transfer Date or on such later date as may be determined in accordance with the terms thereof.

4. The Transferee Bank hereby represents that it is a qualifying lender such that all payments received or receivable by it under the Facility Agreement may be made free and clear without deduction or withholding on account of tax.

5. The Transferee Bank confirms that it has received a copy of the Facility Agreement together with such other information as it has required in connection with this transaction and that it has not relied and will not hereafter rely on the Bank to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such information and further agrees that it has not relied and will not rely on the Bank to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of any of the Obligors.

6. The Transferee Bank hereby undertakes with the Bank and each of the other parties to the Facility Agreement that it will perform in accordance with their terms all those obligations which by the terms of the Facility Agreement will be assumed by it after delivery of this Bank Transfer Certificate to the Agent and satisfaction of the conditions (if any) subject to which this Bank Transfer Certificate is expressed to take effect.

7. The Bank makes no representation or warranty and assumes no responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Facility Agreement or any document relating thereto and assumes no responsibility for the financial condition of any of the Obligors or for the performance and observance by any of the Obligors of any of its obligations under the Facility Agreement or any document relating thereto and any and all such conditions and warranties, whether express or implied by law or otherwise, are hereby excluded.

8. The Bank hereby gives notice that nothing herein or in the Facility Agreement (or any document relating thereto) shall oblige the Bank to
         (a) accept a re-transfer from the Transferee Bank of the whole or any part of its rights, benefits and/or obligations under the Facility Agreement transferred pursuant hereto or (b) support any losses directly or indirectly sustained or incurred by the Transferee Bank for any reason whatsoever including the non-performance by any of the Obligors or any other party to the Facility Agreement (or any document relating thereto) of its obligations under any such document. The Transferee Bank hereby acknowledges the absence of any such obligation as is referred to in (a) or (b) above.

9. This Bank Transfer Certificate and the rights, benefits and obligations of the parties hereunder shall be governed by and construed in accordance with English law.

                                  THE SCHEDULE

1.       Bank:

2.       Transferee:

3.       Bank Transfer Date:

4.       Bank's Participation:

         Bank's Commitment                           Bank's Portion of the Loan



5.       Amount Transferred                          Advances and Currencies



[Transferor Bank]                                    [Transferee Bank]

By:                                                  By:

Date:                                                Date:

                    ADMINISTRATIVE DETAILS OF TRANSFEREE BANK

Facility Office:

Contact Name:

Account for payments in dollars:

Telex:            [             ]

[Fax:             [             ]]

Telephone:        [             ]

                                     PART B
                      FORM OF BORROWER TRANSFER CERTIFICATE


To:      [Agent]

                          BORROWER TRANSFER CERTIFICATE

relating to the agreement (as from time to time amended, varied, novated or supplemented, the "FACILITY AGREEMENT") dated [ ] whereby a $3,000,000,000 revolving credit facility was made available to VNU N.V. as original borrower by a group of banks on whose behalf [ ] acted as agent in connection therewith.

1. Terms defined in the Facility Agreement shall, subject to any contrary indication, have the same meanings herein. The terms Transferor Borrower, Advance, Effective Borrower Transfer Date and Transferee Borrower are defined in the schedule hereto.

2. The Transferor Borrower (i) confirms that the Advance was made available to it by the Banks and (ii) requests the Transferee Borrower to accept and procure the transfer to the Transferee Borrower of the whole of the Advance by counter-signing and delivering this Borrower Transfer Certificate to the Agent at its address for the service of notices specified in the Facility Agreement.

3. The Transferee Borrower hereby requests the Agent to accept this Borrower Transfer Certificate as being delivered to the Agent pursuant to and for the purposes of Clause 26.10 (Transfers of Advances by Borrowers) of the Facility Agreement so as to take effect in accordance with the terms thereof on the Effective Borrower Transfer Date.

4. The Transferee Borrower hereby undertakes with each of the other parties to the Facility Agreement that it will perform in accordance with their terms all those obligations which by the terms of the Facility Agreement will be assumed by it after delivery of this Borrower Transfer Certificate to the Agent and satisfaction of the conditions (if any) subject to which this Borrower Transfer Certificate is expressed to take effect.

5. This Borrower Transfer Certificate and the rights, benefits and obligations of the parties hereunder shall be governed by and construed in accordance with English law.

                                  THE SCHEDULE

1.       Transferor Borrower:

2.       Transferee Borrower:

3.       Effective Borrower Transfer Date:

4.       Advance and Currency:



[Transferor Borrower]                                                  [Transferee Borrower]

By:                                                                    By:

Date:                                                                  Date:

                         [DETAILS OF TRANSFEREE BORROWER

Address:

Contact Name:

Telex:                              [             ]

Fax:                                [             ]

Telephone:                          [             ] ]*





*Only required if Transferee Borrower is an Additional Borrower

                                   SCHEDULE 3
                          CONDITION PRECEDENT DOCUMENTS
                                     PART 1

1.       In relation to each of the Obligors:

         (a) a copy, certified a true copy by a duly authorised officer of such Obligor, of the constitutive documents of such Obligor;

         (b) a certificate of a duly authorised managing director of the Guarantor stating that the execution by it of this Agreement and the performance by it of its obligations hereunder are within its corporate powers, have been duly approved by all necessary corporate action, are in the opinion of its board of directors in its best corporate interests and will not cause any limit or restriction on any of its powers (whether imposed by law, decree, rule, regulation, its constitutive documents, agreement or otherwise), or on the rights or ability of its directors to exercise such powers, to be exceeded or breached all subject to the provisions of the Wet op de Ondernemingsraden regarding the Facility and the issue by VNU N.V. of the guarantee granted by it pursuant to this Agreement;

         (c)      either:

                  (i) a copy, certified a true copy, by a duly authorised [director/officer] of the Guarantor, of an unconditional positive advice from the authorised Works' Council (Ondernemingsraad, "OR") with regard to the contracting (aantrekken) of a substantial loan on behalf of the Guarantor pursuant to this Agreement and the granting of a guarantee for the obligations of each Obligor; or

                  (ii) if no such unconditional positive advice is obtained either:

                           (1) a certificate of a duly authorised managing director of the Guarantor, stating that the one month period mentioned in article 26 para. 2 of the Works' Council Act (Wet op de Ondernemingsraden, "WOR") has lapsed without the commencement by the OR of legal proceedings in accordance with article 26 of the WOR or any other legal proceedings (whether by summary proceedings or otherwise) against the Guarantor in connection with the transactions contemplated by this Agreement; or

                           (2) a copy, certified a true copy by a duly authorised managing director of the Guarantor, of a decision of the OR to abstain from appeal or to refrain from objecting against the decision of the Guarantor with regard to the transactions contemplated by this Agreement; or

                           (3) the Condition to the Offer set out in paragraph (c)(ii) of Exhibit A shall have been met on the basis that in the Guarantor's opinion the conditions specified in the conditional positive advice referred to therein would not result in the material detriment or restrictions referred to therein, the Guarantor shall have notified the Agent of such conditions, shall have consulted with the Agent in respect thereof, provided the Agent with reasonable information (if available) supporting the Guarantor's opinion mentioned herein and allowed the Agent a reasonable period of time in the relevant circumstances to discuss such opinion with, and make representations in respect thereof to, the Guarantor; or

                           (4)      if legal proceedings referred to in
                                    paragraph (1) have been commenced by the OR, either:

                                    (A)     a decision by the competent court
                                            (not subject to appeal) has been
                                            given in respect of such proceedings
                                            which has the effect that the
                                            Guarantor is entitled to contract
                                            (aantrekken) for a substantial loan
                                            pursuant to this Agreement and to
                                            grant a guarantee for the
                                            obligations of each Obligor
                                            notwithstanding any legal
                                            proceedings which either have or may
                                            be brought by the OR; or

                                    (B)     all claims of the OR pursuant to
                                            such proceedings have been dismissed
                                            and no further appeal may be
                                            commenced by the OR; or

                                    (C)     all such proceedings referred to in
                                            paragraph (1) above which may have
                                            been commenced by the OR have been
                                            terminated or withdrawn by the OR;

         (d) a certificate of a duly authorised officer of such Obligor setting out the names and signatures of the persons authorised to sign, on behalf of such Obligor this Agreement and any documents to be delivered by such Obligor pursuant hereto.

2.       An opinion of the Banks' Netherlands Counsel.

3.       An opinion of the Banks' English Counsel.

4. A copy, certified a true copy by a duly authorised officer of the Guarantor, of the Original Financial Statements of the Guarantor.

5. Evidence that Law Debenture Corporate Services Limited has agreed to act as the agent of the Obligors for the service of process in England.

6. Evidence that the up-front fees required to be paid by the Guarantor prior to first drawdown pursuant to the arrangement fee letter referred to herein have been (or are to be) paid in accordance therewith.

                                     PART 2

1. Certificate of Incorporation, certified by the secretary of State of Delaware and by-laws of Purchaser and Target, certified by the secretary of such corporations.

2. Evidence of the existence and good standing of Purchaser and Target from the State of Delaware.

3. A certificate, signed by an authorised signatory of the Guarantor, confirming that Shares satisfying the Minimum Condition have been tendered in accordance with the Offer.

4. Executed copies, certified by an authorised signatory of the Guarantor as true, complete and up-to-date, of the Tender Offer Documents, the Merger Document, the Confidentiality Agreement and the Escrow Account Agreement.

                                   SCHEDULE 4
                               NOTICE OF DRAWDOWN
From:    [Borrower]

To:      [Agent]

Dated:



Dear Sirs,

1. We refer to the agreement (as from time to time amended, varied, novated or supplemented, the "FACILITY") dated [ ] and made between VNU N.V. as original borrower, VNU N.V. as guarantor, Merrill Lynch International as Arranger and agent and the financial institutions named therein as banks. Terms defined in the Facility Agreement shall have the same meaning in this notice.

2. We hereby give you notice that, pursuant to the Facility Agreement and on (date of proposed Advance], we wish to borrow an Advance having an Original Dollar Amount of $[ ] upon the terms and subject to the conditions contained therein.

3. [We would like this Advance to be denominated in [currency] [and to have a Term of [ ] months' duration].

4.       The purpose for which this Advance is to be drawn is [       ](1) and
         accordingly this Advance will be a [Target/Non-Target](2) Acquisition Advance.

5. We confirm that, at the date hereof, the representations set out in Clause 12 (Representations) of the Facility Agreement to be repeated in accordance with Clause 12.2 (Repetition) of the Facility Agreement are true and no Event of Default or Potential Event of Default has occurred and is continuing.

6. The Proceeds of this drawdown should be credited to [insert account details].

                                Yours faithfully


                                .............................
                                for and on behalf of
                                [Name of Borrower]


--------------------------------------------------------------------------------

(1) complete as appropriate

(2) delete as appropriate

                                   SCHEDULE 5
                           FORM OF ACCESSION AGREEMENT

THIS ACCESSION AGREEMENT  is made on the [         ] day of [       ] 2000[  ]

BETWEEN:

(1)      VNU N.V. on behalf of itself and each of the other Obligors (the
         "GUARANTOR")

(2)      [Additional Borrower] (the "ADDITIONAL BORROWER"); and

(3)      [       ] as agent on behalf of itself, the Arranger and the Banks (the
         "AGENT").

WHEREAS:

(A) The Original Borrower, the Guarantor, Merrill Lynch International as Arranger and Agent and the Banks referred to therein entered into a $ 3,000,000,000 Revolving Credit Facility Agreement dated [ ] 2000 pursuant to which a revolving credit facility was made available to the Borrowers referred to therein (the "FACILITY AGREEMENT").

[(B)] [Specify any other Additional Borrower[s]] [has] [have] become [a party] [parties] to the Facility Agreement as [a] Borrower[s] on [specify date[s] of the relevant Accession Agreement[s]] pursuant to Clause 3 (Additional Borrowers) of the Facility Agreement.]

[(B)/(C)] The Guarantor wishes to designate the Additional Borrower as an Additional Borrower for the purposes of the Facility Agreement.

NOW IT IS HEREBY AGREED as follows:

1. Terms defined in the Facility Agreement shall, unless the context otherwise requires, have the same meanings when used in this Agreement.

2.       ADDITIONAL BORROWER

         The Guarantor hereby designates the Additional Borrower as an Additional Borrower for the purposes of the Facility Agreement and each of the parties to this Agreement agrees that upon the satisfaction of the conditions referred to in Clause 3.2 (Accession of Additional Borrowers) of the Facility Agreement the Additional Borrower shall become an Additional Borrower for the purposes of the Facility Agreement and any reference to an "ADDITIONAL BORROWER", a "BORROWER" or an "OBLIGOR" in the Facility Agreement shall thereupon be construed accordingly.

3.       CONDITIONS PRECEDENT

         The condition precedent documents referred to in Clause 3.2 (Accession of Additional Borrowers) of the Facility Agreement in relation to the Additional Borrower are as follows:

3.1.1 a copy, certified a true copy by a duly authorised officer of the Additional Borrower, of its constitutive documents;

3.1.2 a copy, certified a true copy by a duly authorised officer of the Additional Borrower, of a board resolution or equivalent authorisation of the Additional Borrower approving the execution, delivery and performance of this Agreement and the terms and conditions hereof, the exercise of its rights and the performance of its obligations under the Facility Agreement and authorising a named person or persons to sign this Agreement and any documents to be delivered by it pursuant hereto or pursuant to the Facility Agreement;

3.1.3 a certificate of a duly authorised officer of the Additional Borrower setting out the name and signature of the person or of each of the persons referred to in 3.1.2 above;

3.1.4 a copy, certified a true copy by a duly authorised officer of the Additional Borrower, of each such law, decree, consent, licence, approval, registration or declaration as is, in the opinion of counsel to the Banks, necessary to render this Agreement and the Additional Borrower's obligations under the Facility Agreement legal, valid, binding and enforceable, to make this Agreement and the Facility Agreement admissible in evidence in the Additional Borrower's jurisdiction of incorporation and to enable the Additional Borrower to perform its obligations under the Facility Agreement; and

3.1.5 an opinion of external counsel in the jurisdiction of incorporation of the Additional Borrower and England.

4.       COUNTERPARTS

         This Agreement may be executed in any number of counterparts, each of which when so executed being an original and all such counterparts together constituting but one and the same instrument.

5.       GOVERNING LAW

         This Agreement shall be governed by and construed in accordance with English law.

6.       MISCELLANEOUS

         The provisions of Clause 28 (Remedies and Waivers, Partial Invalidity) and Clause 31.2 (English Courts) to 31.7 (Waiver of Immunity) of the Facility Agreement shall be deemed to be incorporated in this Agreement mutatis mutandis and as if references therein to an "OBLIGOR" were references to the Additional Borrower.

IN WITNESS WHEREOF the hands of the duly authorised representatives of the parties hereto the day and year first before written.







------------------------------------
VNU N.V.


--------------------------------------
[ADDITIONAL BORROWER]


---------------------------------------
[                                      ]

                                   SCHEDULE 6
                          FORM OF DISPOSAL CERTIFICATE

To    :        [Agent]

From  :        VNU N.V.

Dated :        [       ]

Dear Sirs,

$3,000,000,000 REVOLVING CREDIT AGREEMENT DATED [ ] 2000 BETWEEN OURSELVES AS ORIGINAL BORROWER AND GUARANTOR, THE BORROWERS REFERRED TO THEREIN, MERRILL LYNCH INTERNATIONAL AS ARRANGER, YOURSELVES AS AGENT AND CERTAIN FINANCIAL INSTITUTIONS SPECIFIED THEREIN AS BANKS (THE "FACILITY AGREEMENT")

[This certificate is delivered to you pursuant to Clause 15.8.1 of Clause 15.8 (Notification of Disposals) of the Facility Agreement together with our audited annual financial statements for our financial year ended [ ]. During such financial year disposals (of the type referred to in Clause 15.8.1 of the Facility Agreement) have been made by the VNU Group, details of which are set out below:

         RELEVANT VNU      UNDERTAKING/     DATE OF      NET REVENUES      CASH
         GROUP MEMBER      ASSET            DISPOSAL                       PROCEEDS



                                                                                ]*

[This certificate is delivered to you pursuant to Clause 15.8.2 of Clause 15.8 (Notification of Disposals) of the Facility Agreement. A disposal of the type referred to in Clause 15.8.2 of the Facility Agreement) has been made by [specify relevant VNU Group member], details of which are as follows:

         RELEVANT VNU      UNDERTAKING/     DATE OF      NET REVENUES      CASH
         GROUP MEMBER      ASSET            DISPOSAL                       PROCEEDS

                                                                                ]*

Words and expressions defined in this certificate have the meanings given to them in the Facility Agreement.

                              [                   ]
                              for and on behalf of
                                    VNU N.V.

                             * Delete as appropriate

                                   SCHEDULE 7
                               EXISTING FACILITIES

1. NLG 500,000,000 Multicurrency Credit Facility Agreement dated 31 July 1996 between, inter alia, the Guarantor and the Agent.

2.       NLG 250,000,000 Global Credit Line provided by ABN AMRO Bank N.V.

3.       NLG 250,000,000 Global Credit Line provided by ING Bank N.V.

4.       Euro 70,000,000 Credit Line provided by Dexia NV.

5.       $50,000,000 Credit Line provided by Deutsche Bank.

6.       $50,000,000 Credit Line provided by Citibank, N.A.

7.       $50,000,000 Credit Line provided by Harris Trust.

8.       BFRS 1,000,000,000 Credit Line provided by KBC Bank.

                                   SCHEDULE 8
                                 CONSTABLE GROUP


VNU Tijdschriften B.V.

Accres Uitgevers bv

Geomatic International bv

RCV Entertainment bv

Uitgeverij Veldhuis bv

Uitgeverij Woudestein bv

HPR Holding bv (75%)

Big Balloon bv (52%)

Geillustreerde Pers/Marie Claire vof (50%)

Home & Garden bv (50%)

Medical Media bv (50%)

Reprojekt bv (50%)

Top Sante vof (50%)

CVI Media Group bv (49.9%)

bv Programmabladen AKN (25%)

NV Mediaxis

nv SBPP (50%)

VNU Magazines BV

British European Associated Publishers ltd

Mona Praha sro

Strategie Praha sro

Strategie na Slovensku sro

VNU Budapest Lapkiado rt

VNU-Hearst Romania srl (65%)

Hearst Erasmus Press Kiadoi (50%)

Stratosfera sro (50%)

Independent Media (35%)

Hearst-Stratosfera sro (25%)

Ilse Media Groep BV (approx. 58%)

Ekh Kft

VNU Verkoopgroep B.V.

bv Aldipress

Erasmus Press Kiadoi

         SIGNATURES




VNU N.V.

(as Original Borrower and Guarantor)

By:               Mark Borkink/Paul van Driessen

Address:          Ceylonpoort 5-25
                  2037 AA  Haarlem
                  The Netherlands

Telephone:        31 23 546 3238
Facsimile:        31 23 546 3911
Attention:        Chief Financial Officer/Treasurer



THE ARRANGER AND THE AGENT

MERRILL LYNCH INTERNATIONAL

By:               Martyn Powell

Address:          Ropemaker Place
                  25 Ropemaker Street
                  London EC2Y 9LY
                  United Kingdom

Telephone:        +44 171 867 4548
Fax:              +44 171 892 8601
Attention:        Martyn Powell/Charles Wickham

THE BANKS

MERRILL LYNCH CAPITAL CORPORATION

By:               Carol J.E. Feeley

Address:          World Financial Center
                  North Tower
                  250 Vesey Street
                  New York, New York 10281-1307
                  United States of America

Telephone:        +1 212 449 8414
Fax:              +1 212 738 1649
Attention:        Carol Feeley